UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Medidata Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2015

Dear Stockholders:

We are pleased to invite you to attend the 2015 annual meeting of stockholders of Medidata Solutions, Inc., which will be held at 10:00 a.m., Eastern Daylight Time, on May 27, 2015. As a leading provider of cloud-based technology solutions, we are pleased that this year’s annual meeting will again be a completely virtual meeting of stockholders, held over the Internet. You will be able to participate in the annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/medidata2015 and entering your 16-digit control number.

At the meeting, we will ask you to elect seven directors, constituting the entire board of directors, to serve for the ensuing year, and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015. In addition, we will hold an advisory vote on executive compensation (commonly referred to as the “say on pay vote”).

The meeting also will provide us an opportunity to review with you our business and affairs since our last annual meeting.

Your vote is important to us and to our business. Whether or not you plan to participate in the live webcast of our annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting regardless of whether you participate in our live webcast. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

We look forward to your participation at our virtual annual meeting.

Sincerely,

Tarek A. Sherif
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders

To Be Held on May 27, 2015

This proxy statement, along with our 2014 annual report to stockholders, is available free of charge at the following website: www.proxyvote.com.

2015 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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(continued)

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MEDIDATA SOLUTIONS, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 27, 2015

The annual meeting of stockholders of Medidata Solutions, Inc. will be held virtually (that is, over the Internet) on May 27, 2015, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect seven directors, constituting the entire board of directors, to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

2.	To hold an advisory vote to approve executive compensation (the “say on pay vote”).

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015.

4.	To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information. As a leading provider of cloud-based technology solutions, we are pleased that this year’s annual meeting will again be a completely virtual meeting of stockholders, held over the Internet. You will be able to attend the annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/medidata2015 and entering your 16-digit control number.

If you owned our common stock at the close of business on March 31, 2015, you may participate in and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review for any purpose related to the meeting, both during our regular business hours at our headquarters in New York, New York for the ten days prior to the meeting, and online during the Annual Meeting, accessible at www.virtualshareholdermeeting.com/medidata2015.

In accordance with Securities and Exchange Commission rules, we are furnishing these proxy materials and our 2014 Annual Report to Stockholders over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meeting. Stockholders may request mailed paper copies if preferred. On or about April 16, 2015, we will mail to stockholders as of the record date a notice containing instructions on how to access our Annual Meeting materials and vote via the Internet, mail or telephone. You may also vote electronically during the live webcast of the virtual meeting.

Your vote is very important to us and to our business. Whether or not you plan to participate in our virtual annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible.

By order of the board of directors,

Michael I. Otner
Executive Vice President, General Counsel and Secretary

April 15, 2015

350 Hudson Street, 9th Floor

New York, New York 10014

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PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2015 annual meeting of stockholders to be held on May 27, 2015 (the “Annual Meeting”), or at any adjournments or postponements of the Annual Meeting, at the time and for the purposes specified in the accompanying notice.

Our Board of Directors has made these proxy materials available to you via the Internet or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting. The Annual Meeting will be held on May 27, 2015 at 10:00 a.m. Eastern Daylight Time, or at any adjournment thereof. As a leading provider of cloud-based technology solutions, we are pleased that this year’s annual meeting will again be a completely virtual meeting of stockholders, held over the Internet.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

We are making this proxy statement and our 2014 Annual Report to Stockholders for the year ended December 31, 2014, including our Annual Report on Form 10-K for the year ended December 31, 2014, available to our stockholders on the Internet. On or about April 16, 2015, we will mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement and our 2014 Annual Report, and vote. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote over the Internet, or have been mailed paper copies of our proxy materials and a proxy card or a vote instruction form from their bank or broker.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PARTICIPATING IN THE VIRTUAL ANNUAL MEETING

Medidata Solutions will be hosting this year’s Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/medidata2015. This year’s Annual Meeting will be a completely virtual meeting of stockholders. A summary of the information you need to participate in our Annual Meeting online is provided below:

•	Any stockholder can attend and listen to the Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/medidata2015;

•	Only stockholders as of the record date for the Annual Meeting, by using their 16-digit control number, may vote or submit questions while participating in the live webcast of the Annual Meeting;

•	Instructions on how to participate in the Annual Meeting are posted at www.virtualshareholdermeeting.com/medidata2015;

•	Questions regarding how to participate in the Annual Meeting will be answered by calling 1-855-449-0991 on the meeting date; and

•	A webcast replay of the Annual Meeting will be available online until May 27, 2016.

In this proxy statement, the terms “our company,” “Medidata,” “we,” “us” and “our” refer to Medidata Solutions, Inc. and its consolidated subsidiaries and their predecessors. The mailing address of our principal executive office is Medidata Solutions, Inc., 350 Hudson Street, 9th Floor, New York, New York 10014.

All shares entitled to vote and represented by properly executed proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions given in the proxy. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted in accordance with the recommendations of the board of directors as follows:

•	FOR the election of the seven director nominees;

•	FOR the approval of executive compensation on an advisory basis (the “say on pay vote”);

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

•	in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

Who is entitled to vote?

As of the close of business on March 31, 2015, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 55,182,000 shares of our common stock (excluding treasury shares, which cannot be voted), all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the company were outstanding as of March 31, 2015.

How many shares must be present or represented to conduct business at the Annual Meeting?

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of our common stock entitled to vote at the meeting, either voted electronically during the live webcast or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Why was I mailed a notice regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials to all of our stockholders as of the record date. The Notice of Internet Availability of Proxy Materials includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice of Internet Availability of Proxy Materials, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What are my voting choices and what is the voting requirement to approve each of the proposals?

1. What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of seven director nominees identified in this proxy statement to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified, stockholders may:

•	vote in favor of all nominees;

•	withhold votes with respect to all nominees; or

•	withhold votes with respect to specific nominees.

Directors will be elected by a plurality of the votes cast by the holders of the shares of common stock voting electronically during the live webcast or by proxy at the meeting, meaning that the seven nominees receiving the most “FOR” votes (among votes properly cast electronically during the live webcast or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

The board of directors recommends a vote FOR all nominees.

2. What are my voting choices when voting on the advisory proposal to approve executive compensation (the “say on pay vote”), and what vote is needed to approve the say on pay vote?

In the advisory proposal on executive compensation, stockholders may:

•	vote in favor of the advisory proposal;

•	vote against the advisory proposal; or

•	abstain from voting on the advisory proposal.

The favorable vote of a majority of the votes cast by the holders of the shares of common stock voting electronically during the live webcast or by proxy at the meeting will be required for the approval, on an advisory basis, of the say on pay vote. A properly executed proxy marked “Abstain” with respect to the say on pay proposal will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the vote. As an advisory vote, this proposal is not binding upon the company. However, the compensation committee, which is responsible for designing and administering the company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The board of directors recommends an advisory vote FOR the approval of executive compensation.

3. What are my voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and what vote is needed to ratify their appointment?

In the vote on the approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors will require approval by a majority of the votes cast by the holders of the shares of common stock voting electronically during the live webcast or by proxy at the meeting. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on this proposal.

The board of directors recommends a vote FOR the ratification.

How can I vote my shares?

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without participating in our online Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions on your Notice of Internet Availability of Proxy Materials or proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

At our virtual Annual Meeting. Whether you are a stockholder of record or hold your shares in “street name,” you may vote electronically during the live webcast of our Annual Meeting. You will need to enter your 16-digit control number (included in your Notice of Internet Availability of Proxy Materials, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting. Even if you plan to participate in our virtual Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you are unable to, or later decide not to, participate in the live webcast of the meeting.

If any matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. The election of directors and advisory say on pay vote are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

Discretionary Items. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

We encourage you to provide instructions to your broker regarding the voting of your shares.

Can I change my vote or revoke my proxy?

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) participating in and voting electronically during the live webcast of the Annual Meeting. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

How are proxies solicited and what is the cost?

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, e-mail or in person. In accordance with SEC regulations, banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by us, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of our common stock. If warranted, we may engage the services of a proxy solicitor in connection with this solicitation, and would pay customary fees and expenses for these services.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors, constituting the entire board of directors, are to be elected to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified. The seven nominees for election at the Annual Meeting are listed below with their biographies. The board of directors, after careful consideration, approved the nomination of each of our currently serving directors. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the board of directors may nominate as a substitute.

The board of directors, acting through its nominating and governance committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the company and function effectively as a board.

The nominating and governance committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our company serves and individuals who have experience serving on boards of directors and board committees of other public companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends.

The nominating and governance committee believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the board of directors and its committees. The nominating and governance committee takes into account diversity considerations in determining the company’s slate and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the deliberations of the board of directors. Each of the nominees, other than Messrs. Sherif and de Vries, co-founders of the company, is also independent of the company and management. We believe the atmosphere of our board of directors is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our boards of directors and other corporate governance matters, see “Corporate Governance and Board Matters” beginning on page 9 of this proxy statement.

In addition to the above, the nominating and governance committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Nominees for Election

Tarek A. Sherif is one of our founders. Mr. Sherif has served as our chief executive officer since 2001 and as a member of our board of directors since 2000. Prior to forming Medidata, Mr. Sherif was the managing member of Sherif Partners L.L.C., a company focused on public and private investments in technology and life science companies. Prior to that, Mr. Sherif served as portfolio manager at R.D.L. Securities, a privately held equity fund specializing in publicly traded technology companies, including those in the healthcare and information technology fields. Mr. Sherif has also served as assistant vice president of corporate finance at General Electric Capital Corporation, and mergers and acquisitions analyst at Brown Brothers Harriman & Company. Mr. Sherif holds a B.A. in economics from Yale College and an M.B.A. in business administration and finance from Columbia University.

Mr. Sherif brings to our board of directors detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his leadership as chief executive officer of our company and his knowledge of the company’s industry and business as a co-founder and chief executive officer position him well to serve as our chairman.

Director since 2000	Age 52

Glen M. de Vries is one of our founders. Mr. de Vries has served as our president since February 2008 and as a member of our board of directors since 1999. From 2000 to 2008, Mr. de Vries served as our chief technology officer. Mr. de Vries has over 15 years of experience in medical software development, including electronic health records and consumer-targeted products. As president of OceanTek, Inc., a web development firm focused on applications for the healthcare industry, Mr. de Vries was the chief consultant for a Fortune 500 global e-commerce project, and was the author of web security components currently in use by websites and corporate intranets. Previously, he served as a research assistant at Columbia University focusing on both research science and creating a paperless clinical data management system. Mr. de Vries holds a B.S. in molecular biology and genetics from Carnegie Mellon University.

Mr. de Vries’ significant experience as the company’s co-founder, former chief technology officer and president provides our board of directors with unique perspectives and insights regarding the company’s innovation and strategic vision.

Director since 1999	Age 42

Carlos Dominguez has served as president and chief operating officer of Sprinklr Inc., a privately held social media management software company, since January 2015. Prior to joining Sprinklr, Mr. Dominguez held various executive positions at Cisco Systems, Inc. and served as its senior vice president, office of the chairman and chief executive officer, from January 2008 to January 2015. Mr. Dominguez joined Cisco in 1992 and previously served as senior vice president of its Worldwide Service Provider Operations group from 2004 to 2008 and as a vice president for U.S. Service Provider Sales from 1999 to 2004.

Mr. Dominguez brings to our board of directors significant managerial experience, which gives him the ability to address complex management issues at the most senior levels and provide critical insights into the operational requirements of global technology companies.

Director since 2008	Age 56

Neil M. Kurtz, M.D. has served as president and chief executive officer of Golden Living, LLC, a privately held skilled nursing, hospice, home healthcare and institutional pharmacy company, since August 2008. Prior to joining Golden Living, Dr. Kurtz served as president and chief executive officer and a member of the board of directors of TorreyPines Therapeutics, Inc., a clinical-stage biopharmaceutical company, since 2002. Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of president and chief executive officer until its acquisition by United Health Group, or UHG, in 1999. After the acquisition, Dr. Kurtz became president of Ingenix Pharmaceutical Services, a division of UHG, and also served as a member of the UHG Executive Board until joining TorreyPines Therapeutics, Inc. Dr. Kurtz’s career includes senior positions with Boots Pharmaceuticals, Bayer Corporation, Bristol-Myers Squibb and Merck. He currently serves on the board of directors of Team Health Holdings Inc., a leading provider of outsourced physician staffing solutions for hospitals, and Golden Gate National Senior Care Holdings, and served previously on the board of directors of NeurogesX, Inc., a specialty pharmaceutical company. Dr. Kurtz holds a B.A. in psychology from New York University and an M.D. from the Medical College of Wisconsin.

Dr. Kurtz brings to our board of directors significant operational, regulatory, and financial experience as a senior executive and director in the healthcare industry.

Director since 2002	Age 64

George W. McCulloch is currently a partner at Level Equity Management, LLC, a private investment firm he co-founded in July 2009. Previously Mr. McCulloch served as a managing director at Insight Venture Partners, which he joined in January 2003. Mr. McCulloch holds a B.A. in history from Stanford University.

Mr. McCulloch brings to our board of directors significant operational, financial, and investment experience from his involvement in Level Equity and Insight and their numerous portfolio companies.

Director since 2004	Age 38

Lee A. Shapiro is currently managing partner of 7wire Ventures, a private firm that seeks and invests in innovative ideas and entrepreneurs mostly in the areas of healthcare, education, and energy. In that capacity, Mr. Shapiro serves on the board of various privately held companies in the healthcare, education and energy sectors in which 7wire has invested. Previously, Mr. Shapiro was president of Allscripts Healthcare Solutions, Inc., a provider of innovative technology solutions, from 2002 to December 2012, and a consultant to Allscripts from December 2012 to June 2013. Prior to joining Allscripts, he was the chief operating officer of Douglas Elliman-Beitler, a commercial office management and development company, where he directed all business activities throughout the United States. Mr. Shapiro’s career also includes serving as president of SES Properties, Inc., vice chairman of City Financial Bancorp and practicing commercial law at Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg. Mr. Shapiro was also appointed to the Economic Recovery Commission of the State of Illinois during its seating in 2009-2010. Mr. Shapiro holds a J.D. degree from The University of Chicago Law School.

Mr. Shapiro brings to our board of directors significant experience in directing strategic initiatives at a global public healthcare technology company, including mergers and acquisitions, international expansion, business development and partnerships, and business activities in the areas of analytics and information services. Our board of directors also benefits from Mr. Shapiro’s experience serving on the boards of private and not-for-profit companies, mostly in the healthcare field.

Director since 2011	Age 59

Robert B. Taylor served as senior vice president for finance and administration of The Colonial Williamsburg Foundation from January 2001 to December 2014. Prior to joining The Colonial Williamsburg Foundation, Mr. Taylor previously served as vice president and treasurer of Wesleyan University from 1985 to 2001. Mr. Taylor also previously served on the board of directors of Zygo Corporation from 1988 to 2013, including as a member of its corporate governance/nominating committee and chairman of its audit committee. Mr. Taylor holds a B.A. from St. Lawrence University.

Mr. Taylor brings to our board of directors significant experience in accounting and finance, which qualifies him as our “financial expert,” and operational, investment and governance experience from his role as a senior executive and chief financial officer of two large enterprises. Our board of directors also benefits from Mr. Taylor’s experience serving on the boards of for profit and not-for-profit companies, including as chair of the audit committee of another public company.

Director since 2008	Age 67

Vote Required

If a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes cast will be elected as directors.

Board Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of the foregoing nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The board of directors has affirmatively determined that each of the director nominees standing for election, except Tarek Sherif as chief executive officer and Glen de Vries as president, has no relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of the director independence standards of the company, The Nasdaq Stock Market Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of applicable committee independence standards of the company, NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Exchange Act of 1934, as amended (“Exchange Act”). In making that determination, the board of directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

At least annually, the board of directors evaluates all relationships between the company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the board of directors makes an annual determination of whether each director is independent within the meaning of the independence standards of the company, NASDAQ and the SEC.

Board of Directors and Committees

Our board of directors currently consists of seven members. If all of the director nominees are elected at the Annual Meeting, our board of directors will continue to consist of seven members. The board of directors is responsible for oversight of our business and affairs. To assist the board of directors in carrying out its duties, the board has delegated certain authority to three standing committees: the audit committee, the compensation committee, and the nominating and governance committee.

The membership of each of the audit committee, the compensation committee, and the nominating and governance committee is composed entirely of independent directors. In determining the independence of compensation committee members, the board of directors considers the source and amount of compensation received by the members and whether the member is affiliated with the company. In addition, the members of the audit committee meet the heightened standards of independence for audit committee members required by SEC rules and NASDAQ rules.

The committee membership and the responsibilities of each of the committees are described below.

Name	Audit	Nominating and Governance	Compensation
Tarek A. Sherif	—	—	—
Glen M. de Vries	—	—	—
Carlos Dominguez(I)	—
Neil M. Kurtz, M.D.(I)		—
George W. McCulloch(I)		—
Lee A. Shapiro(I)			—
Robert B. Taylor(I)			—

Chairman

Member

(I)	Independent director

The board of directors has adopted a written charter for each of the three standing committees. Each committee charter is available free of charge in the Corporate Governance section of our website at http://investor.mdsol.com/corporate-governance.cfm or by writing to Medidata Solutions, Inc., 350 Hudson Street, 9th Floor, New York, New York 10014, c/o Corporate Secretary.

Audit Committee

Messrs. Taylor, Kurtz, McCulloch and Shapiro currently serve on the audit committee. Mr. Taylor is the chairman of our audit committee. The board of directors has determined that each member of the audit committee is independent within the meaning of the director independence standards of the company and NASDAQ as well as the heightened director independence standards of the SEC for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The board of directors has also determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Taylor is an “audit committee financial expert” as defined in the Exchange Act.

The composition and responsibilities of the audit committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee charter will be reviewed, and amended if necessary, on an annual basis.

The audit committee assists the board in fulfilling its oversight responsibility relating to our financial statements and the disclosure and financial reporting process, our system of internal controls, our internal audit function, the qualifications, independence and performance of our independent registered public accounting firm, compliance with our code of ethics and legal and regulatory requirements. The audit committee has the sole authority to appoint, retain, terminate, compensate and oversee the work of the independent registered public accounting firm, as well as to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm.

Compensation Committee

Messrs. Kurtz, Dominguez and McCulloch currently serve on the compensation committee. Dr. Kurtz is the chairman of our compensation committee. The board of directors has determined that each member of the compensation committee is a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act and independent within the meaning of the director independence standards of the company and NASDAQ. In addition, each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act. In determining the independence of our compensation committee members, the board of directors considered several relevant factors, including but not limited to the source and amount of compensation received by the members and whether the member is affiliated with the company.

The compensation committee reviews and approves our general compensation strategy and on an annual basis evaluates the chief executive officer’s performance, determines compensation arrangements for all of our executive officers, including our chief executive officer, and makes recommendations to the board of directors concerning compensation policies for us and our subsidiaries. The Compensation Discussion and Analysis (CD&A) included in this proxy statement includes additional information regarding the compensation committee’s processes and procedures for considering and determining executive officer compensation.

The compensation committee is also responsible for, among other things, administering any incentive compensation plans, equity-based compensation plans and other benefit plans and making recommendations to the board of directors with respect to such plans; reviewing and recommending compensation programs for outside directors; reviewing and approving the compensation discussion and analysis and compensation committee report that the SEC requires in our annual proxy statement; and reviewing the succession planning for our executive officers. In addition, the compensation committee is responsible for making recommendations with respect to the frequency of say on pay votes and for reviewing the results of the stockholder votes on executive compensation. The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities and to approve any such advisor’s fees and other retention terms, as well as the responsibility for oversight of the work of any independent compensation consultant or other advisor it has retained.

Nominating and Governance Committee

Messrs. Taylor, Dominguez and Shapiro currently serve on the nominating and governance committee. Mr. Taylor is the chairman of our nominating and governance committee. The board of directors has determined that each member of the nominating and governance committee is independent within the meaning of the director independence standards of the company, NASDAQ and the SEC.

The nominating and governance committee is responsible for, among other things: reviewing board composition, procedures and committees, and making recommendations on these matters to the board of directors; reviewing, soliciting and making recommendations to the board of directors and stockholders with respect to candidates for election to the board; and overseeing compliance by the board of directors and management with our corporate governance principles and ethics standards and code of conduct.

Majority Voting in Director Elections

Our board of directors recognizes that many U.S. public companies recently have adopted a majority voting standard in uncontested director elections and that adoption of a majority voting standard would provide our stockholders with a more meaningful role in director elections by giving effect to stockholders’ votes “against” a nominee for director, and by requiring more votes “for” a nominee in order for that nominee to be elected to the board of directors. Accordingly, it is the intention of the board of directors promptly following the 2015 annual meeting to adopt a majority voting standard in uncontested elections of directors, providing that a director who does not receive a majority of the votes cast in such elections offer his or her resignation as a director to the board of directors and that the board of directors will consider whether such resignation should be accepted.

Consideration of Director Candidates

Director Qualifications. The nominating and governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess.

Identifying Nominees. The nominating and governance committee has two primary methods for identifying director candidates (other than those proposed by our stockholders, as discussed below). First, the nominating and governance committee will solicit ideas for possible candidates from a number of sources, including members of the board of directors, Medidata executives and individuals personally known to the members of the board of directors. Second, the nominating and governance committee is authorized to use its authority under its charter to retain at the company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Stockholder Candidates. The nominating and governance committee will consider candidates for nomination as a director submitted by stockholders. Although the nominating and governance committee does not have a separate policy that addresses the consideration of director candidates recommended by stockholders, the board of directors does not believe that such a separate policy is necessary because our bylaws permit stockholders to nominate candidates and one of the duties set forth in the nominating and governance committee charter is to consider director candidates submitted by stockholders in accordance with our bylaws. The nominating and governance committee will evaluate individuals recommended by stockholders for nomination as directors according to the criteria discussed above and in accordance with our bylaws and the procedures described under “Stockholder Proposals and Nominations” on page 52 of this proxy statement.

Review of Director Nominees. In evaluating proposed director candidates, the nominating and governance committee may consider, in addition to any minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the board of directors. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the board of directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the board of directors to best fulfill its responsibilities to the long-term interests of our stockholders. The nominating and governance committee considers at least annually, and recommends to the board of directors suggested changes to, if any, the size, composition, organization and governance of the board of directors and its committees.

Board Meetings and Attendance

The board of directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when an important matter requires action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. Executive sessions, excluding management, are also regularly scheduled (see section “Meetings of Independent Directors” below).

During 2014, the board of directors held five meetings, the audit committee held seventeen meetings, the compensation committee held five meetings, and the nominating and governance committee held three meetings. In addition, the board of directors and its committees act by unanimous written consent from time to time.

Each director attended at least 75% of all board of directors and applicable committee meetings. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders; all directors participated in our 2014 virtual annual meeting and intend to participate in the 2015 virtual annual meeting.

Board Leadership Structure

Under our corporate governance guidelines, the board of directors does not have a policy on whether or not the role of the chairman of the board and chief executive officer should be separate or combined and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The board of directors believes that Mr. Sherif’s dual role as both chairman of the board and chief executive officer serves the best interests of both the company and its stockholders. His combined role enables decisive leadership, ensures clear accountability, and enhances the company’s ability to communicate its message and strategy clearly and consistently to the company’s stockholders, employees, customers and suppliers. Mr. Sherif possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses and is thus best positioned to develop agendas that ensure that the time and attention of the board of directors are focused on the most critical matters. This structure also enables our chief executive officer to act as a bridge between management and the board of directors, helping both to act with a common purpose.

The board of directors appreciates that the advantages gained by having a single chairman and chief executive officer must be viewed in light of potential independence concerns. The board considers, however, that we have adequate safeguards in place to address those concerns. In accordance with our governance guidelines, our board of directors consists of a supermajority of independent directors. In addition, our audit, compensation and nominating and governance committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance policies, each consist entirely of independent directors.

Board’s Role in Risk Oversight

Our board of directors as a whole has responsibility for risk oversight, with reviews of certain areas conducted by the relevant committees that report on their deliberations to the board of directors. The oversight responsibility of the board of directors and its committees is enabled by management reporting processes that are designed to provide visibility to the board of directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance, safety and reputational risks. The board of directors and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, and strategic planning (including matters affecting capital allocation); and other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee	Risks and exposures relating to our programs and policies relating to corporate governance; and director succession planning.

Compensation Committee	Risks and exposures associated with leadership assessment, management development and succession planning, and executive compensation programs and arrangements, including incentive plans. The compensation committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the company.

Meetings of Independent Directors

Our governance guidelines provide that the independent directors of the company meet in regularly scheduled executive sessions without management participation, which sessions typically occur in conjunction with the regularly scheduled meetings of the board of directors. Currently, the director who presides at these meetings is Mr. Taylor, chairman of our nominating and governance and audit committees.

Outside Advisors

Our board of directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board of directors need not obtain management’s consent to retain outside advisors.

Board Effectiveness

Our board of directors performs an annual self-assessment, led by Mr. Taylor, in his capacity as chairman of the nominating and governance committee, to evaluate its effectiveness in fulfilling its obligations.

Corporate Governance Guidelines

Our board of directors adopted corporate governance guidelines to assist and guide the directors in the exercise of their responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.mdsol.com/corporate-governance.cfm. Although these guidelines have been approved by the board of directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the board of directors at any time as it deems appropriate.

Code of Business Conduct and Ethics

Our board of directors adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Exchange Act that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of ethics is designed to codify the ethical standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable financial statements;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code; and

•	accountability for adherence to the code.

We have established procedures to ensure that suspected violations of the code may be reported anonymously. A current copy of our code of ethics is available at http://investor.mdsol.com/corporate- governance.cfm. A copy may also be obtained, free of charge, from us upon a request directed to Medidata Solutions, Inc., 350 Hudson Street, 9th Floor, New York, New York 10014, c/o Corporate Secretary. We intend to disclose any amendments to or waivers of a provision of the code of ethics granted to directors and officers by posting such information on our website available at www.mdsol.com and/or in our public filings with the SEC.

Stockholder Communications with the Board

Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the independent directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of the Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified independent director or the independent directors as a group.

Compensation Committee Interlocks and Insider Participation

During 2014, Messrs. Dominguez, Kurtz and McCulloch served as members of our compensation committee. No member of the compensation committee has been an officer or employee of the company, or had any other relationship with us requiring disclosure herein. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or compensation committee.

Director Compensation

The compensation committee of our board of directors has adopted a compensation structure that is applicable to all of our non-employee directors under which each such non-employee director receives the following compensation for service on our board of directors:

•	an annual cash retainer of $45,000;

•	an additional annual cash retainer of $25,000 for serving as chairman of the audit committee, and $12,000 for serving as a member of the audit committee;

•	an additional annual cash retainer of $15,000 for serving as chairman of the compensation committee and $10,000 for serving as a member of the compensation committee;

•	an additional annual cash retainer of $10,000 for serving as chairman of the nominating and governance committee and $4,000 for serving as a member of the nominating and governance committee; and

•

upon first joining our board of directors and at each subsequent annual meeting, an equity award valued at $175,000 (with the audit committee chair receiving an additional annual equity award valued at $25,000). The equity awards made to directors in 2014 consisted entirely of restricted stock, with the number of awarded shares based upon the average closing price of our common stock for the 30 trading days immediately preceding our 2014 annual meeting. Since our directors are elected to a one-year term of office, annual equity grants to directors vest in full one year after the date of grant, provided the director continues to serve through such date. Such awards provide for immediate vesting upon expiration of a director’s scheduled board term in the event that the director is not nominated for re-election at the next annual meeting or is nominated for re-election but is not elected.

In addition, we reimburse our directors for all reasonable expenses incurred for attending meetings and service on our board of directors.

Our directors are covered by stock ownership guidelines adopted in August 2011. Under these guidelines, non-employee directors are required to obtain ownership of common stock equal to three times the amount of the annual cash retainer paid to non-employee directors for their service as directors within three (3) years from the earlier of August 16, 2011 or from their date of appointment. All non-employee directors are in compliance with these guidelines as of March 31, 2015. The director stock ownership guidelines are part of our Corporate Governance Guidelines and are available at http://investor.mdsol.com/corporate-governance.cfm.

Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2014 for service as a director. We do not provide any retirement benefits or other perquisites to our directors. Neither of our employee-directors received compensation during 2014 for service as a member of our board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Carlos Dominguez	$59,000	$175,002	—	—	$234,002
Neil M. Kurtz	72,000	175,002	—	—	247,002
George W. McCulloch	67,000	175,002	—	—	242,002
Lee A. Shapiro	61,000	175,002	—	—	236,002
Robert B. Taylor	80,000	200,002	—	—	280,002

(1)	On May 28, 2014, each of Messrs. Dominguez, Kurtz, McCulloch and Shapiro was granted 4,417 shares of restricted stock and Mr. Taylor was granted 5,048 shares of restricted stock. The value of the stock awards has been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, 718 (Compensation—Stock Compensation), which requires that we recognize as compensation expense the value of all stock-based awards granted to directors in exchange for services over the vesting period. For information on the assumptions used to calculate the value of the awards, refer to Note 11 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 2, 2015.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(THE “SAY ON PAY VOTE”)

We conducted a non-binding advisory vote to approve the 2013 compensation of our named executive officers (also referred to as a “say on pay vote”) at our 2014 Annual Meeting, at which 42.9% of the votes cast were in favor of the proposal. As a result of this outcome, our board of directors requested that our senior management team gather feedback from our major stockholders regarding their concerns about our executive compensation program. In response to the extensive stockholder feedback we received, as well as our analysis of compensation practices at peer companies and advice from our independent compensation consultants, we have made several changes to our executive compensation program, which are described in our Compensation Discussion and Analysis starting on page 19.

In accordance with Section 14A of the Exchange Act, this year we are asking our stockholders to vote “For” the 2014 compensation of our named executive officers as disclosed in this proxy statement. In considering their vote, stockholders may wish to carefully review our compensation policies and decisions regarding our named executive officers, as described in the Compensation Discussion and Analysis and related executive compensation information beginning on page 18.

We believe that our overall compensation program and philosophy support and help drive the company’s long-term value creation, business strategy and operating performance objectives. We ask you to indicate your support for the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures set forth in this Proxy Statement.

The board of directors recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

Because your vote is advisory, it will not be binding upon the board of directors. However, the board of directors values stockholders’ opinions, and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

Our board of directors recommends an advisory vote FOR the approval of executive compensation.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information with respect to the persons serving as executive officers of Medidata as of March 31, 2015.

Name	Age	Position
Tarek A. Sherif	52	Chairman, Chief Executive Officer and Director
Glen M. de Vries	42	President and Director
Michael L. Capone	48	Chief Operating Officer
Cory A. Douglas	48	Executive Vice President—Chief Financial Officer
Steven I. Hirschfeld	52	Chief Commercial Officer
Michael I. Otner	44	Executive Vice President—General Counsel and Corporate Secretary
Eileen M. Schloss	61	Executive Vice President—Human Resources

Set forth below is a brief description of the business experience of our executive officers who are not also directors of Medidata.

Michael L. Capone joined us as our chief operating officer in October 2014, bringing with him over 25 years’ experience in guiding product development, information technology, and operations. Prior to joining Medidata, Mr. Capone worked in various executive positions at Automatic Data Processing, Inc. (ADP), most recently serving as Corporate Vice President of Product Development and Chief Information Officer from July 2008 to September 2014. Mr. Capone holds a B.S. in Computer Science from Dickinson College and an M.B.A. in finance from Pace University.

Cory A. Douglas has served as our executive vice president and chief financial officer since October 2011 and previously served as our senior vice president, controller and chief accounting officer starting in January 2008. Prior to joining us, Mr. Douglas served as senior vice president and controller of The BISYS Group, Inc. from 2005 to 2007, where he was responsible for a variety of duties including accounting, taxes, budgeting and planning and as senior vice president and controller at DoubleClick from 1995 to 2007. At DoubleClick, Mr. Douglas oversaw significant financial operation and internal control improvement, while managing all aspects of accounting and reporting. He began his career as an auditor at Arthur Andersen and Co. Mr. Douglas holds an M.B.A. from The Ohio State University and a B.S. in accounting from San Francisco State University.

Steven I. Hirschfeld has served as our chief commercial officer since November 2014. Mr. Hirschfeld previously served as executive vice president and chief value officer (from January 2014 to November 2014), executive vice president—customer operations (from January 2011 to December 2013), executive vice president—global sales and alliances (from September 2005 to January 2011), and vice president—sales (from September 2002 to September 2005). From 1999 to 2001, Mr. Hirschfeld served as vice president of sales at I-Many, Inc., a provider of software and related professional services to support contract-based business to business relationships. Prior to that, Mr. Hirschfeld spent five years at The Janis Group as sales leader and general manager, where he launched and managed several of The Janis Group’s emerging business units and directed the corporate marketing department. Mr. Hirschfeld holds a B.S. in business administration from the University of Delaware.

Michael I. Otner has served as our general counsel and corporate secretary since November 2007 and was promoted to executive vice president in February 2013. Prior to joining us, Mr. Otner served as associate general counsel, vice president and assistant secretary of The BISYS Group, Inc. from 2005 to 2007, where he was responsible for a broad range of SEC and general corporate matters, as well as legal support for the company’s private equity services business. Mr. Otner previously held various counsel roles of increasing responsibility at GlobespanVirata, Inc. and Conexant Systems, Inc., including serving as general counsel at both companies. Mr. Otner began his legal career specializing in corporate and securities law at Olshan (formerly, Olshan Grundman Frome Rosenzweig & Wolosky LLP), a law firm based in New York City. Mr. Otner holds a J.D. from Case Western Reserve University School of Law and a B.B.A. in marketing from the University of Wisconsin-Madison.

Eileen M. Schloss has served as our executive vice president— human resources since October 2012. Prior to joining us, Ms. Schloss served as executive vice president at Rovi Corporation, a publicly traded digital media entertainment software and services company, from 2007 to 2012. Prior to that, she held leadership roles in human resources and administration at Caspian Networks, Inc., Exodus Communications, AppGenesys, Inc., Apple Computer, Charles Schwab, Inc. and Tandem Computers, Inc. Ms. Schloss holds a B.S. in Organizational Behavior from the University of San Francisco and an M.S. in Technology Management from Pepperdine University.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related philosophy, policies, practices, and decisions. It also explains how we determined the material elements of compensation for our “named executive officers” (as in accordance with SEC rules), who for 2014 were:

•	Tarek A. Sherif, our Chairman and Chief Executive Officer (our “CEO”);

•	Glen M. de Vries, our President;

•	Cory A. Douglas, our Executive Vice President – Chief Financial Officer (our “CFO”);

•	Michael L. Capone, our Chief Operating Officer;

•	Steven I. Hirschfeld, our Chief Commercial Officer; and

•	Alan V. Mateo, our former Executive Vice President – Field Operations*

*	Mr. Mateo entered into a separation agreement with the company in November 2014, at which time he ceased to be an executive officer of the company. In compliance with SEC disclosure rules, information regarding Mr. Mateo’s compensation is being included in this proxy statement because he was an executive officer during 2014 about whom proxy compensation disclosure would have been required had he remained an executive officer until the end of 2014. Under his separation agreement, Mr. Mateo remains subject to contractual obligations to the company.

Specifically, this CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our named executive officers. In addition, it explains how and why our compensation committee arrived at specific compensation decisions for 2014 for our named executive officers. It should be read together with the executive compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

To assist our stockholders in locating important information, this CD&A is organized as follows:

Overview

Medidata is focused on helping our customers to improve the way new drugs are developed by providing cloud-based clinical development solutions that enhance the efficiency of clinical trials. To achieve our corporate mission, we rely on our employees. We encourage teamwork and collaboration among our employees and we demand accountability and strong results. The goal of our executive compensation program is to attract, motivate and retain the best possible executive talent. We believe that executive compensation should support our business objectives and encourage increased stockholder value. We maintain compensation plans and arrangements that link executive compensation to the achievement of key goals, including revenue, profitability and stockholder value creation measures. To achieve our objectives, we use a mix of compensation elements including base salary, performance-based cash incentives, equity incentives, change of control benefits and employee benefits.

2014 Business Highlights

Although we did not fully achieve our ambitious financial performance targets for the year, we nevertheless demonstrated strong financial and business performance in 2014:

•	Revenue grew to a record $335.1 million (97.8% of target), representing an increase of $58.2 million or 21% year over year.

•	Subscription revenue was a record $280.0 million, an increase of 23% over 2013.

•	EBITDAO (earnings before interest, taxes, depreciation, amortization and stock-based compensation, as further described below) grew 10.6% to $74.3 million (93% of target).

While our one-year total stockholder return (TSR) (measured by comparing the stock price as of December 31, 2013 vs. the stock price as of December 31, 2014) was negative, our stock price has increased significantly over the longer term, as reflected by our three-year TSR of 338.9% (measured by comparing the stock price as of December 31, 2011 vs. the stock price as of December 31, 2014).

Response to 2014 Say-on-Pay Vote

We conducted an advisory vote on the 2013 compensation of our named executive officers (a “say-on-pay” vote) at our 2014 annual meeting of stockholders. Approximately 42.9% of the shares that were voted on this proposal were cast in favor of our named executive officers’ compensation. This result represented a significant decline compared to the say-on-pay vote at our 2013 annual meeting of stockholders, when over 97% of the shares that were voted were cast in favor of the 2012 compensation of our named executive officers.

As a result of the disappointing outcome of the say-on-pay vote at last year’s annual meeting, our board of directors requested our senior management team to gather feedback from our major stockholders regarding their concerns about our executive compensation program. Our goals in soliciting feedback from our major stockholders was to (a) better understand their views on our executive compensation program, (b) identify specific concerns and issues reflected in the 2014 vote, and (c) initiate a discussion about potential changes to our program.

Our outreach efforts following last year’s annual meeting focused on multiple in-depth discussions with our major stockholders. In November 2014, Dr. Kurtz, the chair of our compensation committee, together with our General Counsel and our head of investor relations, held conference calls with stockholders representing approximately 50% of our outstanding shares as of December 31, 2014 (based on investors’ SEC filings), including seven of our ten largest institutional stockholders.

In response to the extensive stockholder feedback we received, as well as our analysis of compensation practices at peer companies and advice from our independent compensation consultant, we made several changes to our executive compensation program in early 2015, including changes to our equity award and annual cash bonus programs and the adoption of certain corporate governance policies, as described in the following chart. As these changes were made largely in response to follow-up discussions and analyses initiated after the compensation committee had previously set the compensation of our named executive officers for 2014 (including annual cash bonus targets and equity awards), the changes described below will first be effective for the 2015 compensation year, and therefore are not reflected in the compensation tables appearing in this proxy statement. Instead, these changes will be reflected in the compensation tables included in our 2016 proxy statement.

Stockholder Concern Expressed	Company Response/Action Taken
The performance period for our performance-based restricted stock unit (PBRSU) awards has been one year rather than multiple years.	We are transitioning from a one-year performance period to a three-year performance period for our PBRSUs. As the first step in the anticipated phase-in of longer performance periods for our PBRSUs, the shares subject to the 2015 PBRSU awards will be earned with respect to one-third of the units based on our relative one-year TSR (2015), one-third based on our relative two-year TSR (2015-16), and one-third based on our relative three-year TSR (2015-17), in each case compared to the Russell 2000 Index.
Similar performance measures have been used for both the annual and long-term incentives.	While annual cash bonuses will continue to be based on corporate financial measures (revenue and EBITDAO) and individual performance, beginning in 2015, PBRSU awards will be earned based solely on our TSR relative to the Russell 2000 Index.
There have been no caps on annual cash bonuses.	Beginning with payouts for 2015 performance, the maximum payout of annual cash bonuses will be capped at 300% of the target bonus opportunity.
Certain one-time equity awards (i.e., the 2013 Long Term PBRSUs and TSR bonus awards) caused our executive compensation for 2013 to exceed competitive market levels.	The compensation committee considers the Long-Term PBRSU awards and TSR bonus awards that were granted in 2013 to have been one-time events, which were made under unique circumstances.

Stockholder Concern Expressed	Company Response/Action Taken
Our CEO and President are compensated at the same level.	The compensation committee considers the company fortunate to have, in Messrs. Sherif and de Vries, founders who have provided continuous guidance as co-leaders of the company. Given the long-term complementary nature of their co-leadership responsibilities and their ongoing integral contributions to our success, the compensation committee has determined that it is appropriate to compensate them at a commensurate level. To reflect this unique management structure and to prevent compensating each of our co-leaders at the higher “chief executive officer” level, when developing compensation recommendations for our CEO and President, the compensation committee considers the average pay of the two highest-paid executives at the companies in our compensation peer group with separate CEO and President positions.
The reasons behind our compensation decisions were not described with sufficient detail or context in our proxy statement disclosures to demonstrate how the company’s performance-based compensation practices support its business strategy.	We have enhanced our Compensation Discussion and Analysis to describe with greater detail and context how the compensation committee makes decisions and to explain the rationale for our executive compensation actions.
We have not had a compensation recovery (“clawback”) policy.	In February 2015, our compensation committee adopted an Executive Incentive Compensation Recoupment Policy, under which we may seek to recover reimbursement of cash bonuses from covered executive officers in the event that we are required to prepare an accounting restatement due to the misconduct of any covered executive officer.

2014 Executive Compensation Summary

Consistent with our performance and compensation philosophy, the compensation committee took the following actions with respect to our named executive officers’ 2014 compensation:

Named Executive Officer	2014 Base Salary Increase from 2013	Annual Bonus Paid in 2015 for 2014 Performance, as a Percentage of Target Bonus	2014 Annual Time-Based Restricted Stock Award (# of shares)	2014 Annual PBRSU Award (# of units)	Percentage of 2014 Annual PBRSU Award Actually Earned
Tarek A. Sherif	5%	18.8%	18,688	56,063	0%
Glen M. de Vries	5%	18.8%	18,688	56,063	0%
Cory A. Douglas	3%	27.4%	5,399	16,196	0%
Steven I. Hirschfeld	0%	34.4%	5,814	17,442	0%

Mr. Capone is not included in the above table and certain others because he joined us in October 2014 and was therefore not present when the 2014 compensation program was established. Mr. Mateo is also not included in the above table and certain others because his annual cash bonus and other elements of his compensation for 2014 were determined under the terms of his separation agreement with the company. Messrs. Capone’s and Mateo’s 2014 compensation is fully detailed in the Summary Compensation Table and also as appropriate in the discussion below of each primary compensation element.

Emphasis on Variable and Performance-Based Compensation

The annual compensation of our executive officers, including our named executive officers, varies from year to year based on our corporate financial and operational results and individual performance. Consistent with our compensation philosophy, our executive compensation program emphasizes “variable” pay over “fixed” pay and seeks to balance short-term and long-term incentives, as well as performance-based and time-based incentives.

The compensation committee believes that our executive compensation program continues to reflect a strong pay-for-performance philosophy and is well-aligned with the interests of our stockholders. The target compensation of our named executive officers is primarily performance-based, with the realization of compensation dependent upon the achievement of our ambitious performance objectives designed to enhance stockholder value. For example, based on our results relative to the rigorous financial performance targets set by the compensation committee at the beginning of 2014, the cash bonuses paid to our CEO and President for 2014 performance represented 18.8% of their target cash bonus opportunities. In addition, although we achieved 97.8% of our revenue target and 93% of our EBITDAO target for the year, none of our executive officers’ 2014 PBRSU awards were earned.

% of Revenue Target Achieved in 2014	% of EBITDAO Target Achieved in 2014	% of CEO / President Cash Bonus Earned	% of 2014 PBRSU Award Earned
97.8%	93.0%	18.8%	0%

In 2014, the majority of the target total direct compensation of our CEO and our President consisted of variable pay, including cash awarded under our annual bonus plan and long-term incentives in the form of equity awards for which the value will fluctuate based on our stock price. Non-performance-based pay, consisting of base salary and time-based restricted stock, made up 29.5% of our CEO’s and President’s target total direct compensation in 2014, while target performance-based pay, consisting of target annual cash bonuses and PBRSUs, made up 70.5% of their target total direct compensation.

Similar allocations applied to our other executive officers, including our other named executive officers. The following chart shows the percentages of target performance-based pay versus non-performance-based pay for our CEO and our other named executive officers (except for Mr. Capone, who joined us in October 2014) determined in February 2014:

Named Executive Officer	Non- Performance- Based Pay (Salary + Time-Based Restricted Stock Award Valued at Time of Grant)	Non- Performance- Based Pay Percentage of Total	Target Performance- Based Pay (Target Annual Cash Bonus for 2014 + 2014 PBRSU Award at Target Valued at Time of Grant)	Target Performance- Based Pay Percentage of Total
Tarek A. Sherif	$1,625,000	29.5%	$3,875,000	70.5%
Glen M. de Vries	$1,625,000	29.5%	$3,875,000	70.5%
Cory A. Douglas	$665,000	36.1%	$1,179,000	63.9%
Steven I. Hirschfeld	$675,000	32.9%	$1,375,000	67.1%
Alan V. Mateo	$655,000	32.6%	$1,355,000	67.4%

Executive Compensation Best Practices

We endeavor to maintain best practices in our executive compensation program, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2014, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do

✓

Compensation Committee Independence – Our board of directors maintains a compensation committee comprised solely of independent directors who have established effective means for communicating with our stockholders and have engaged in stockholder outreach regarding their executive compensation ideas and concerns.

✓

Compensation Committee Advisor Independence – The compensation committee engages and retains its own advisors. During 2014, the compensation committee engaged Compensia, Inc., a national executive compensation consulting firm, to assist with its responsibilities. Compensia performs no consulting or other services for the company.

✓

Annual Compensation Review – The compensation committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.

✓

Compensation-Related Risk Assessment –We mitigate undue risk, including the use of multiple performance factors in determining our annual cash bonuses, so that employees do not focus on a single financial measure, and multiple-year vesting of our equity awards to support long-term stockholder value creation.

✓

Emphasize Performance-based Incentive Compensation – We tie pay to performance. A significant portion of executive pay is not guaranteed. For example, as indicated above, performance-based compensation represented more than 63% of the target total direct compensation opportunity for each of our named executive officers in 2014. We set clear financial goals for corporate performance and differentiate based on individual achievement. We review how executive pay aligns with company financial performance.

✓	Emphasize Long-Term Equity Compensation – The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to our executive officers, including our named executive officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

✓

Limited Executive Perquisites – We provide modest amounts of perquisites or other personal benefits to the named executive officers which serve a sound business purpose. In addition, the named executive officers participate in our health and welfare benefit programs on the same basis as all of our employees.

✓

Stock Ownership Policy – We have adopted stock ownership guidelines (as described further in this Compensation Discussion and Analysis) for our executive officers, which require each of them to own a specified amount of our common stock, and therefore significantly aligns their interests with our stockholders’ interests.

✓

Executive Incentive Compensation Recoupment Policy – We have adopted a compensation recovery (“clawback”) policy that provides for the recoupment of cash incentive compensation from our executive officers in the event of a financial restatement resulting from the misconduct of an executive officer.

✓

“Double-Trigger” Change in Control Arrangements – We have reasonable “double trigger” change in control provisions, which provide payments and benefits to an eligible executive officer only if there is both the occurrence of a change in control of the company and the involuntary or constructive termination of the individual within a designated protection period.

✓	Prohibition on Hedging – All employees are prohibited from engaging in hedging transactions in our common stock shares.

✓

Succession Planning – Our board of directors reviews the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.

What We Do Not Do

×	Retirement Programs – We do not have an executive retirement plan that provides extra benefits to our executive officers.

×

No Tax “Gross-Ups” or Payments – We do not provide any “gross-ups” or tax payments in connection with any compensation element (other than de minimis amounts relating to travel expenses for employee participants’ partners for our President’s Club sales awards meeting) or any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.

×	No Employment Agreements – We have no employment agreements or multi-year compensation guarantees for any of our named executive officers.

×	No Stock Option Repricing – Our equity plan prohibits the repricing of options without stockholder approval.

Compensation Philosophy and Guiding Principles

Our executive compensation programs are designed to:

•	attract and retain talented and experienced executives by offering market competitive compensation programs;

•	motivate key executives to achieve strategic business initiatives and to reward them for their achievements;

•	support a pay-for-performance environment that differentiates bonus amounts among our executives based on their responsibilities and contributions toward company performance; and

•	align the interests of our executives with the long-term interests of our stockholders through equity-based awards whose value over time depends upon the market value of the company’s common stock.

To achieve these objectives, our executive compensation program provides a mix of compensation elements, including base salary, annual variable cash bonuses, stock-based compensation, and broad-based employee benefits. In addition to these key elements of compensation, our compensation program includes “double-trigger” termination change in control protections.

Our “pay-for-performance” philosophy places a much greater emphasis on the at-risk earnings of our named executive officers so that their interests are better aligned with the interests of our stockholders. The compensation committee therefore awards significant levels of at-risk compensation in the form of performance-based equity awards that are directly tied to our financial performance and the creation of stockholder value. The weighting among the compensation components is structured such that a majority of an executive officer’s target total direct compensation will be incentive-based (annual cash bonuses and equity incentives), rather than fixed (base salary). Our compensation committee believes that this structure strongly emphasizes the performance-based nature of our compensation program.

Compensation-Setting Process

At the direction of our board of directors, the compensation committee endeavors to ensure that the compensation programs for the executive officers of the company and its subsidiaries are competitive and consistent with market conditions to attract and retain key executives critical to our long-term success. The compensation committee also must ensure that the compensation is attractive to key executives with the proper background and experience required for our future growth. The compensation committee believes that our overall financial performance and long-term stockholder value should be the most important factors in determining the total compensation of executive officers. At the executive officer level, the compensation committee has a policy that a significant proportion of target total direct compensation should consist of variable, performance-based components, such as performance-based restricted stock unit (PBRSU) awards and annual cash bonus compensation, which can increase or decrease to reflect changes in company and individual performance.

The compensation committee evaluates the total compensation of our executive officers, including our named executive officers, in light of information regarding the compensation practices and corporate financial performance of similar companies in our peer group. Market compensation levels are important inputs into the decision-making process. Additional factors considered include job scope, individual skills/experience, relative importance of the individual’s role, internal pay equity, historical pay levels and equity holdings, and recent company performance.

Role of the Compensation Committee

The compensation committee determines all compensation for our CEO and President and (taking into account our CEO’s recommendation) also for our other executive officers, including base salaries, cash-based incentives and equity-based incentives. The compensation committee directs management, including our CEO, to prepare reports and recommendations for the review, discussion, modification and final approval by the compensation committee with respect to various aspects of our executive officers’ total compensation. The compensation committee believes, for example, that the executive officers have greater day-to-day insight into the key metrics on which company performance should be evaluated. Consequently, the compensation committee directs our CEO, and for certain matters, our CFO or executive vice president– human resources, to prepare recommendations with respect to appropriate qualitative and quantitative criteria on which our executive officers’ performance might be based. In the case of determining the compensation of our CEO and President, the compensation committee meets outside the presence of our CEO and President.

The compensation committee considers many factors in setting pay levels. Factors considered in setting individual executive officer pay include the executive’s experience, role and responsibilities, past performance, expected future contributions, criticality to the organization, competitive market data and internal fairness between executives.

When reviewing external market data, the compensation committee generally considers the middle two quartiles (i.e., from the 25th to the 75th percentiles) as the competitive “market,” but does not specifically target a specific pay percentile for setting compensation levels because it considers multiple market sources (which do not always agree with one another), and our executive officers’ positions and responsibilities do not always match well with the positions referenced in the market data. Rather, the purpose of this analysis is to determine whether the compensation offered to each executive officer, both in total and with respect to each of the constituent components, is competitive with the applicable market comparables that the compensation committee has reviewed for the corresponding period. Where total compensation or a specific component of compensation is not within a competitive range, the compensation committee uses the competitive market data as one factor in making its compensation decision, but may also take into account factors specific to an executive officer as described in the previous paragraph.

The compensation committee considers these reports and recommendations in discharging its duties with respect to reviewing and setting the compensation of our executive officers, including our named executive officers. Other resources that our compensation committee may rely upon include the individual director’s respective experience and recommendations, recommendations of Compensia, and competitive market data provided by Compensia or management.

Role of our CEO and Other Management in Compensation Decisions

Generally, our internal personnel responsible for our compensation analysis attend a portion of each compensation committee meeting and leave before certain executive sessions. No executive officer is present or participates directly in the compensation committee final determinations regarding the amount of any component of his or her own compensation. However, given his responsibilities for managing the performance of our executive officers, our CEO plays a primary role in establishing the performance goals for, and evaluating the performance of, our other executive officers. The compensation committee solicits and considers his evaluations and recommendations, including his recommendations regarding compensation in a given year.

Role of Independent Compensation Consultant

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the committee. For purposes of its 2014 executive compensation review, the compensation committee directly retained the services of Compensia, Inc., a national executive compensation consulting firm. Compensia reviewed and advised on all principal aspects of the executive compensation program, including, but not limited to:

•	providing recommendations regarding the composition of our compensation peer group;

•	analyzing compensation peer group data, compensation survey data, and other publicly available data (including applying its experience with other companies); and

•	reviewing and advising on executive compensation.

For 2014, Compensia also assisted the compensation committee with our equity compensation strategy, including the appropriate mix and weight of different equity vehicles. Representatives of Compensia attend meetings of the compensation committee as requested and also communicate with the compensation committee outside of meetings. Compensia reports to the compensation committee rather than to management, although Compensia will meet with members of management for purposes of reviewing the market data Compensia compiles, gathering information on current compensation practices and providing feedback to management on proposals that management may make to the compensation committee.

The compensation committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above. Based on the consideration of the various factors as set forth in the rules of the SEC and NASDAQ, the compensation committee has determined that Compensia is independent and does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee have raised any conflict of interest.

Compensation Peer Group

In the course of its deliberations, the compensation committee assesses our executive compensation program and each individual element of compensation against the competitive market, as represented by a group of publicly-traded peer companies. In August 2013, in consultation with Compensia, the compensation committee evaluated and updated our compensation peer group using the following criteria:

•	companies with similar revenue and market capitalization as us;

•	software, healthcare technology and software-as-a-service companies; and

•	companies against which the compensation committee believes we compete for talent and for stockholder investment.

As a result of this process, our compensation peer group was updated in August 2013 to consist of the following 18 companies:

•	Aspen Technology, Inc.

•	athenahealth, Inc.

•	Bazaarvoice, Inc.

•	Blackbaud, Inc.

•	BroadSoft, Inc.

•	Cornerstone OnDemand, Inc.

•	Infoblox Inc.

•	Jive Software, Inc.

•	LogMeIn, Inc.

•	MedAssets, Inc.

•	NetSuite Inc.

•	Omnicell, Inc.

•	Quality Systems, Inc.

•	RealPage, Inc.

•	Responsys, Inc.

•	ServiceNow, Inc.

•	Synchronoss Technologies, Inc.

•	The Ultimate Software Group, Inc.

Revenues of the compensation peer group ranged from $130 million to $671 million, with a median of $320 million, for the four quarters completed as of June 30, 2013; market capitalization of the peer group ranged from $660 million to $6.84 billion, with a median of $1.47 billion, as of July 31, 2013; and headcount of the peer group ranged from 520 to 3,100 employees, with a median of 1,208 employees, as of the end of each company’s most recently completed year. Our revenue for the same four quarters was $246 million, our market capitalization as of July 31, 2013 was $2.12 billion, and we had 796 employees at the time of the 2013 peer group evaluation.

The compensation committee conducted another peer group review using similar criteria in August 2014, to be used in connection with its compensation deliberations with respect to 2015. The August 2014 review resulted in the removal of three companies (Bazaarvoice, Inc., Jive Software, Inc., and Responsys, Inc.) from, and the addition of four companies (Bottomline Technologies, Inc., comScore, Inc., Constant Contact, Inc., and SolarWinds, Inc.) to, the peer group, which now numbers 19 companies.

The compensation committee intends to continue reviewing the compensation peer group annually, recognizing that our compensation policies and practices must be competitive in the marketplace, and this peer group information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the compensation committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

The three primary elements of our executive compensation programs are: (1) base salary, (2) annual cash bonus opportunities, and (3) long-term incentives in the form of equity awards, as described below:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, level of experience, expected future performance and contributions.	Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position.
Annual cash bonuses	Achievement of pre-established corporate performance objectives for 2014 (and individual performance objectives for named executive officers other than the CEO and President).

Motivate executive officers to achieve specific company and individual performance objectives.

Generally, performance levels are established to encourage our executive officers to achieve or exceed performance objectives.

Long-term incentives/equity awards

Achievement of corporate performance objectives designed to enhance long-term stockholder value and attract, retain, motivate, and reward executive officers over extended periods for achieving important corporate objectives.

Vesting requirements promote retention of highly valued executive officers.

Equity awards vest over several years, providing a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our common stock, and the awards are only earned over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value. In addition, a substantial percentage of each equity award for our executive officers is in the form of Performance-Based Restricted Stock Unit (PBRSU) awards, with respect to which shares may be earned only if our performance meets criteria established at the time of the PBRSU award, thus further encouraging our executive officers to attain key corporate objectives over time.

Base Salary

In 2014, the compensation committee reviewed the base salaries of our executive officers, including our named executive officers, focusing on the competitiveness of these salaries, based on compensation survey data and our select peer group. Based on that information, a review of each named executive officer’s performance, the recommendations of our CEO (other than with respect to his base salary and the base salary of Mr. de Vries, our President), and the factors described above, the compensation committee approved base salary increases for certain of the named executive officers. The base salaries of our named executive officers for 2014 were set as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary		Percentage Adjustment
Tarek A. Sherif	$475,000	$500,000		5.3%
Glen M. de Vries	$475,000	$500,000		5.3%
Cory A. Douglas	$330,000	$340,000		3%
Michael L. Capone	N/A	$450,000	*	N/A
Steven I. Hirschfeld	$325,000	$325,000		0%
Alan V. Mateo	$285,000	$305,000		7%

*	On an annualized basis. Mr. Capone joined us in October 2014.

The base salaries of our named executive officers during 2014 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses

Performance-based cash bonuses are paid to our executive officers, including our named executive officers, based on the achievement of corporate performance objectives and a qualitative assessment of the executive officer’s individual performance, each as determined by the compensation committee. These corporate objectives may change from year to year as our company and market conditions continue to evolve and different priorities are established in the discretion of the compensation committee. Annual cash bonuses are paid to reward achievement of critical operating, financial, strategic and individual measures and goals that are expected to contribute to stockholder value creation over time.

The cash bonuses paid for the 2014 performance of our CEO and President were determined by the compensation committee based solely on the achievement of corporate financial performance objectives, and the cash bonuses for the 2014 performance of each of our other named executive officers (other than Mr. Hirschfeld) were determined by the compensation committee based 75% on the achievement of corporate financial performance objectives and 25% on the achievement of individual performance objectives, which were established based on his or her individual responsibilities. In the case of Mr. Hirschfeld, our chief commercial officer, his cash bonus was based 50% on the achievement of corporate financial objectives, 25% on a sales objective (bookings), and 25% on the achievement of individual performance objectives.

Target Bonus Opportunities

For 2014, the target cash bonus opportunities for our executive officers were established as a percentage of annual base salary. The compensation committee used external market data to determine the applicable target cash bonus opportunities for each executive officer. For 2014, the target annual cash bonus opportunities for each of our named executive officers, expressed as a percentage of his or her annual base salary, were as follows:

Named Executive Officer	Annual Base Salary	Target Bonus Opportunity (as a percentage of base salary)	Target Bonus Opportunity
Tarek A. Sherif	$500,000	100%	$500,000
Glen M. de Vries	$500,000	100%	$500,000
Cory A. Douglas	$340,000	60%	$204,000
Michael L. Capone	$450,000	70%	$315,000	*
Steven I. Hirschfeld	$325,000	100%	$325,000
Alan V. Mateo	$305,000	100%	$305,000

*	On an annualized basis. Since Mr. Capone joined us in October 2014, his target cash bonus opportunity for 2014 was actually 25% of his annualized target, or $78,750.

Corporate Performance Objectives – Financial Bonus Factor

For 2014, the compensation committee selected revenue and EBITDAO (as defined below) as the two measures of our corporate performance objectives to be used in determining the financial bonus factor that is used for the payment of annual cash bonuses. Growth in revenue and profitability are paramount objectives of our strategy and broad indicators of the success of our business. The compensation committee believes that rewarding these strategic imperatives through effective and appropriate compensation and retention tools yield the desired alignment with stockholder interests, including stockholder value creation. Accordingly, the compensation committee uses EBITDAO as its primary profitability measure, which is a non-GAAP measure that represents net income calculated in accordance with GAAP, excluding interest, taxes, depreciation, amortization and stock-based compensation. The compensation committee believes that EBITDAO provides a meaningful measure of core financial performance and supports our short-term and long-term business objectives.

Both corporate financial measures are weighted in determining the total financial bonus factor, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the target levels established by the compensation committee. The performance target levels for the annual incentive for 2014 performance were $342.5 million of revenue (representing a 23.7% increase over 2013) and $80 million of EBITDAO (representing a 19% increase over 2013). The compensation committee established a target matrix comparing revenue and EBITDAO at different performance levels, with each combination of revenue and EBITDAO providing for a specific payout level. The matrix was established to ensure that bonuses would be earned for corporate performance only where we substantially achieved our revenue goal for the year while, at the same time, demonstrating a significant level of profitability. To further illustrate the rigorous nature of the required performance levels, either (a) 2014 revenue of $339.5 million (more than 99% of target) combined with 2014 EBITDAO of $62.5 million (more than 78% of target) or (b) 2014 revenue of $334.5 million (more than 97% of target) combined with 2014 EBITDAO of $69.5 million (more than 86% of target) would result in a financial bonus factor of 0%. The bonus factors resulting from each combination of revenue and EBITDAO were, in the judgment of the compensation committee, appropriate, with the higher bonus factors achievable but nevertheless subject to a number of uncertainties and extraneous influences which could prevent their achievement. Earned bonus amounts were subject to decrease (a “negative adjustment”) but not increase at the compensation committee’s discretion.

After reviewing our 2014 revenue and profitability, and ascertaining the intersection of actual revenue and EBITDAO in the target matrix described above, the compensation committee determined a financial bonus factor of 18.8% for our ambitious corporate performance objectives, as reflected in the following table (showing target and actual revenue and EBITDAO reference points for the calculation, with intermediate points on the matrix interpolated). The compensation committee determined the financial bonus factor entirely through reference to the target matrix, and did not make a negative adjustment to the financial bonus factor.

	Revenue ($M)	EBITDAO ($M)	Financial Bonus Factor
2014 Minimum Threshold	$334.5	$62.5	0%
2014 Target	$342.5	$80.0	100.0%
2014 Actual	$335.1	$74.3	18.8%

Individual Performance Objectives

For the individual performance component, payments are determined at the discretion of the compensation committee based on our CEO’s subjective evaluation of each individual’s performance (which involves both quantitative and qualitative considerations) and collaborative contribution to our overall success. For our CEO and President, individual performance was not a factor in determining their annual cash bonuses.

At that time, the compensation committee also determined, based on its review of the recommendation of our CEO (except with respect to his own annual cash bonus opportunity), that the individual performance objectives of each named executive officer had been attained at the following percentage levels.

Named Executive Officer**	Individual Performance Objectives Attainment Level
Tarek A. Sherif	N/A
Glen M. de Vries	N/A
Cory A. Douglas	53%
Michael L. Capone	100%	*
Steven I. Hirschfeld	100%

*	Calculated on a pro rata basis in light of Mr. Capone’s initial employment with the company on October 1, 2014.
**	Mr. Mateo is not included in the above table because his cash bonus for 2014 was determined under the terms of his separation agreement with the company.

Bonus Results

Based on its review of our overall corporate performance, and taking into account each named executive officer’s attainment of his individual performance objectives for 2014, the compensation committee approved bonus payments as follows for our named executive officers. Because the annual cash bonuses for our CEO and President were based entirely on our corporate performance objectives, their actual annual cash bonus payments were 18.8% of their target annual cash bonus opportunities, in accordance with the 18.8% financial bonus factor described above.

Named Executive Officer***	Target Annual Cash Bonus Opportunity	Amount Related to Company Performance Objectives		Amount Related to Individual Performance Objectives	Actual Annual Cash Bonus Payment	Percentage of Target Annual Cash Bonus Opportunity
Tarek A. Sherif	$500,000	$94,000		N/A	$94,000	18.8%
Glen M. de Vries	$500,000	$94,000		N/A	$94,000	18.8%
Cory A. Douglas	$204,000	$28,764		$27,071	$55,835	27.4%
Michael L. Capone	$315,000	$11,104		$19,687	$30,791	39.1%*
Steven I. Hirschfeld	$325,000	$30,550	**	$81,250	$111,800	34.4%

*	Calculated on a pro rata basis in light of Mr. Capone’s initial employment with the company on October 1, 2014. Mr. Capone’s target cash bonus opportunity for 2014 was therefore 25% of his annualized target, or $78,750.
**	Mr. Hirschfeld received no payout with respect to the sales component of his 2014 performance objectives.
***	Mr. Mateo is not included in the above table because his cash bonus for 2014 was determined under the terms of his separation agreement with the company.

The annual cash bonuses paid to our named executive officers for 2014 are set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that encourages participation by our executive officers in equity-based awards. Our incentive plans have been established to provide our executive officers with incentives to help align their interests with the interests of our stockholders. The compensation committee recognizes that while the annual cash bonus rewards management actions that impact short- and mid-term performance, the interests of our stockholders are also served by giving key employees the opportunity to participate in the long-term appreciation of our common stock through equity awards. In addition, equity awards are an effective tool for management retention because they are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.

The annual equity awards granted to our executive officers are in the form of restricted stock awards and Performance-Based Restricted Stock Units (PBRSU) awards. Generally, stock options are granted to our executive officers only as part of new hire awards (for example, for Mr. Capone in connection with his initial employment in October 2014). The compensation committee believes that restricted stock and restricted stock units provide a stronger incentive to create and preserve long-term stockholder value. Restricted stock and stock unit awards promote employee retention and stock ownership and also help manage stockholder dilution by using fewer shares than would result from the exclusive or principal use of stock options.

For 2014, 25% of the value of the equity awards granted to our executive officers was in the form of shares of restricted stock subject to time-based vesting conditions (annually over four years), conditioned on our achieving positive EBITDAO for 2014, and 75% of the value of such awards was in the form of PBRSUs. Each PBRSU represented a contingent right to receive 0% to 200% of the target number of shares. The number of shares actually earned in 2015 from the PBRSUs granted in 2014 could have ranged from 0% to 200% of the target amount, based on our actual performance as measured against the 2014 performance metrics described below (under “Earnings Determination for 2014 PBRSU Awards”). Once earned, the shares issued in settlement of the PBRSUs would have been subject to vesting annually over three years from the grant date. However, because the company did not achieve the threshold performance level for revenue and total stockholder return (TSR) as described below, no shares were earned with respect to any of the 2014 PBRSU awards.

To determine the size of each 2014 equity award (that is, number of shares covered by each award viewed in the aggregate by value), the compensation committee considers the recommendation of our CEO (except with respect to his own award and the award for our President), its assessment of each executive officer’s past performance and expected future contributions, competitive market data about similar awards for their respective positions, and its assessment of the retention value of each executive officer’s outstanding and unvested equity grants. The number of shares of restricted stock and PBRSUs awarded to our named executive officers was calculated based on the stock price value equal to the average closing price for our common stock for the 30 trading days prior to the grant date, and, in the case of PBRSUs, reflects their value assuming performance at the target level.

The equity awards granted to our named executive officers in February 2014 were as follows:

Named Executive Officer	2014 Annual Time-Based Restricted Stock Units Award (# of shares)	2014 Annual Performance-Based Restricted Stock Units Award (# of units)
Tarek A. Sherif	18,688	56,063
Glen M. de Vries	18,688	56,063
Cory A. Douglas	5,399	16,196
Steven I. Hirschfeld	5,814	17,442
Alan V. Mateo	5,814	17,442

Mr. Capone received a new hire grant on October 1, 2014 when he joined the company, consisting of an option to purchase 38,285 shares of our common stock and a restricted stock award for 51,125 shares of our common stock (with time-based vesting over four years).

Earnings Determination for 2014 PBRSU Awards

For 2014, the shares to be earned were based two-thirds on our achievement of performance goals tied to 2014 revenue guidance and minimum profitability (i.e., 2014 EBITDAO of at least $70 million), and one-third on our TSR performance for the year ending December 31, 2014 relative to the 2014 TSR of the NASDAQ Composite Index. The table below indicates select reference points (representing 0%, 100% and 200% of target, with intermediate points interpolated) for the calculations leading to the 0% PBRSU earnings determination made by the compensation committee in February 2015. Because the minimum revenue (of greater than $335.6 million, which, if achieved, would have represented more than 21.2% revenue growth year over year) and TSR thresholds were not achieved, no shares were earned with respect to any of the 2014 PBRSU awards.

Revenue and Minimum Profitability
Percentage of PBRSU Award		66 2/3%
2013 Revenue		$276.9 million
2014 Revenue		$335.1 million

2014 revenue ($M)	Revenue growth	Percentage of target achieved
$350.3 or more	26.50%	200%
$342.5	23.70%	100%
$335.6 or below	21.20% or below	0%

Minimum Profitability: 2014 EBITDAO of $74.3 million > $70 million minimum

NASDAQ (TSR)
Percentage of PBRSU Award	33 1/3%
2014 Medidata TSR	-21%
2014 NASDAQ TSR	13%
Medidata > NASDAQ	-34%

TSR Relative to NASDAQ Composite Index	Percentage of target achieved
15% or more	200.0%
0%	100.0%
-15% or less	0.0%

The equity awards granted to our named executive officers in 2014 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.

Employee Benefits and Perquisites

In 2014, our named executive officers, like our other employees, participated in various employee benefit plans, including medical and dental care plans, a qualified Section 401(k) retirement plan, our employee stock purchase plan, life, accidental death and dismemberment and disability insurance, paid time off and other benefits. In addition, some of our named executive officers (along with all other trip participants from the company) also received de minimis travel expenses for a company-sponsored trip for spouses or significant others who attend our President’s Club sales incentive trips to accompany them, including a gross-up for income tax purposes for those travel expenses related to the President’s Club.

For further information about the benefits and perquisites provided to our named executive officers in 2014, see the “Summary Compensation Table” below.

We do not generally differentiate the benefits we offer our named executive officers from the benefits we offer our other employees. We also do not currently maintain any benefit programs exclusively for our executive officers, such as executive pension plans, deferred compensation plans, supplemental insurance or other executive retirement benefits.

Post-Employment Compensation

We have entered into change in control agreements with each of our executive officers, including each of our named executive officers.

These agreements require us to provide certain payments and benefits upon a qualifying termination of employment, which includes a termination of employment without cause or where the executive officer resigns with good reason, within three months preceding or 12 months following a change in control of the company. The receipt of these payments and benefits are contingent upon the named executive officer’s execution, delivery, and non-revocation of a release and waiver of claims satisfactory to us following the termination of employment. In addition, for six months following termination of employment, and as a condition to the payments and benefits, the named executive officer must cooperate with any transition efforts that we request and must not disparage us, or our employees, executive officers, or members of our board of directors.

We believe that these agreements act as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a change-in-control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

The agreements provide for payments and benefits which are payable only upon a “double trigger”; that is, only following a change in control of the company and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason.

For a summary of the material terms and conditions of the post-employment compensation arrangements with our named executive officers, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

In February 2013, our board of directors adopted stock ownership guidelines for our executive officers to help ensure that we maintain close alignment between the interests of our executive officers and those of our stockholders. Under our stock ownership guidelines, our CEO and President are each expected to own shares of our common stock valued at five times his annual base salary, and each other executive officer is expected to own shares of our common stock valued at two times his or her annual base salary. This guideline is subject to a five-year pro-rated phase-in period for newly appointed executive officers. At the end of 2014, all of our named executive officers were in compliance with their respective ownership guidelines.

Executive Incentive Compensation Recoupment Policy

In February 2015, our compensation committee adopted an Executive Incentive Compensation Recoupment Policy. Under this “clawback” policy, in the event that we are required to prepare an accounting restatement due to the misconduct of any covered executive officer (that is, our Section 16 reporting officers), we may seek to recover reimbursement of cash incentive compensation from each covered executive officer who, at any time after January 1, 2015 and during the three-year period preceding the date on which we are required to prepare the accounting restatement, received payment of such compensation based on the erroneous financial data. The amount of compensation to be recovered is the excess of the amount paid to the covered executive officer calculated by reference to the erroneous financial data, over the amount that would have been paid to the covered executive officer calculated by reference to the corrected financial data. In adopting this recoupment policy, our compensation committee elected not to include equity-based incentive compensation because of the complexity and absence of guidance as to how to calculate the recovery of equity incentives based on a relative TSR performance measure.

The compensation committee intends to amend this policy in the future, as necessary and appropriate, to comply with final SEC rules regarding the recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which remain pending.

Equity Award Grant Policy

Under our equity award grant policy, grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made on the first trading day of the month following the hire date or the promotion date. Under certain limited circumstances, our board of directors or the compensation committee may approve equity awards that are exceptions to the policy. With respect to equity awards granted to existing employees other than in connection with a promotion, such awards will be made on an annual basis. Our preference is for the annual equity award grants to be made in the first quarter of the calendar year in order to align the annual awards with the determination of the prior year’s financial results and performance reviews. Options are granted with an exercise price equal to the fair market value of our common shares on the grant date.

Generally, our annual restricted stock and PBRSU grants are determined as dollar amounts and then converted into shares or units (respectively) based on a stock price value equal to the average closing price for our common stock for the 30 trading days prior to the grant date.

Hedging Prohibition

Our employees (including our executive officers) and members of our board of directors are prohibited from engaging in hedging transactions in our equity securities.

Tax Considerations

Section 162(m) places a limit of $1.0 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our chief executive officer and certain other highly compensated executive officers, unless the conditions of an available exemption from the deduction limit are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In general, the compensation committee is authorized to grant incentive awards under our 2009 Long-Term Incentive Plan that qualify for the performance-based compensation exemption from Section 162(m). While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation structure, and seeks to qualify the incentive compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under Section 162(m) when it believes such action is in the best interests of our company. In approving the amount and form of compensation for our executive officers, the compensation committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. However, the compensation committee reserves the discretion, in its judgment, to authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Risks Presented by Compensation Programs

We have reviewed our compensation policies for all employees, including employees who are not executive officers, as they pertain to risk, including factors listed above under “What We Do” and “What We Do Not Do,” and we have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company. Several elements of the compensation program are designed to promote long-term stockholder value creation and incorporate components to mitigate risk, including a balanced mix of cash and equity compensation and annual and long-term incentives; multiple performance measures with payouts subject to the compensation committee’s overall assessment of performance;

and equity compensation having a multi-year vesting period and weighted more heavily towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value. Based on its evaluation, the compensation committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not encourage excessive risk and instead promote behaviors that support long-term sustainability and stockholder value creation.

Compensation Committee Report

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the company specifically incorporates it by reference into such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Neil Kurtz (Chairman)

Carlos Dominguez

George McCulloch

Summary Compensation Table

The following table provides information regarding the compensation in the years ended December 31, 2014, 2013 and 2012 of (i) our chief executive officer, (ii) chief financial officer, (iii) each of the next three most highly compensated executive officers, and (iv) an additional individual who would have been among the group of persons described in the preceding clause (iii) except that the individual was not serving as an executive officer at December 31, 2014. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Tarek A. Sherif	2014	$497,917	$—	$4,017,492	$94,000	$5,890	$4,615,299
Chairman and Chief	2013	475,000	—	5,343,927	1,076,615	5,100	6,900,642
Executive Officer	2012	435,000	450,005	1,350,000	492,893	5,000	2,732,898

Glen M. de Vries	2014	497,917	—	4,017,492	94,000	5,200	4,614,609
President	2013	475,000	—	5,343,927	1,076,615	5,100	6,900,642
	2012	435,000	450,005	1,350,000	492,893	5,000	2,732,898

Cory A. Douglas	2014	339,167	—	1,160,623	55,835	7,237	1,562,862
Executive Vice	2013	330,000	—	1,985,092	386,083	5,100	2,706,275
President—Chief Financial Officer	2012	320,000	195,006	585,021	265,830	5,004	1,370,861

Michael L. Capone(4)	2014	112,500	750,003	2,250,011	30,791	112	3,143,417
Chief Operating	2013	—	—	—	—	—	—
Officer	2012	—	—	—	—	—	—

Steven I. Hirschfeld	2014	325,000	—	1,249,893	111,800	7,342	1,694,035
Chief Commercial	2013	325,000	—	2,545,168	628,206	5,100	3,503,474
Officer	2012	309,000	205,007	615,004	415,359	5,000	1,549,370

Alan V. Mateo	2014	303,333	—	1,249,893	167,122	7,381	1,727,729
Former Executive Vice	2013	—	—	—	—	—	—
President—Field Operations	2012	—	—	—	—	—	—

(1)	The dollar amounts shown for option awards, restricted stock awards and performance-based restricted stock units represent the aggregate grant date fair value computed in accordance with ASC 718. For information on the assumptions used to calculate the value of the awards, refer to Note 11 to consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 2, 2015. With respect to the performance-based restricted stock units granted in 2014 that vest based on the satisfaction of one or more performance conditions, the grant date fair value is calculated on the probable outcome of the performance conditions as of the grant date.
(2)	Represents performance-based cash incentives.
(3)	Includes (i) $5,200 in employer contribution to 401(k) plan for each named executive officer other than Mr. Capone, (ii) $690 in life insurance premiums paid for Messrs. Sherif, Hirschfeld and Mateo, and $450 and $112 in life insurance premiums paid for Messrs. Douglas and Capone, respectively, and (iii) $1,587, $1,452 and $1,491 in tax gross-up payments for Messrs. Douglas, Hirshfeld and Mateo, respectively, relating to travel expenses for their spouses for our President’s Club sales awards meeting.
(4)	Mr. Capone joined the company effective October 1, 2014. The amounts reported in the table above represent his 2014 salary, bonus and life insurance premiums prorated for the period of October 1, 2014 to December 31, 2014. In addition, Mr. Capone received new hire grants of 38,285 options and 51,125 shares of restricted stock in October 2014 outside of the annual grant process.

Note about the Summary Compensation Table: SEC disclosure rules require that the Summary Compensation Table include in each year the aggregate grant date fair value of all stock, option or other equity awards granted during that year, regardless of whether such awards were granted in recognition of prior-year performance or are subject to service- or performance-based vesting conditions. The equity awards data presented in the Summary Compensation Table is often very different from the actual realized and realizable/current values (if any amount is even earned) of such awards, and therefore the equity awards and total annual compensation data is not indicative of how the compensation committee views executive compensation for the corresponding year in its decision-making process. We encourage shareholders to review the “Compensation Discussion and Analysis” for a full discussion about executive compensation decisions for 2014.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2014:

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold (#)	Target (#)	Maximum (#)
Tarek A. Sherif	2/10/2014	(4)	—	37,372	74,744	—	—	—	2,010,987
	2/10/2014	(5)	—	18,691	37,382	—	—	—	1,000,903
	2/10/2014	(6)				18,688	—	—	1,005,601
Glen M. de Vries	2/10/2014	(4)	—	37,372	74,744	—	—	—	2,010,987
	2/10/2014	(5)	—	18,691	37,382	—	—	—	1,000,903
	2/10/2014	(6)				18,688	—	—	1,005,601
Cory A. Douglas	2/10/2014	(4)	—	10,796	21,592	—	—	—	580,933
	2/10/2014	(5)	—	5,400	10,800	—	—	—	289,170
	2/10/2014	(6)				5,399	—	—	290,520
Michael L. Capone	10/1/2014	(6)				51,125	—	—	2,250,011
	10/1/2014						38,285	44.01	750,003
Steven I. Hirschfeld	2/10/2014	(4)	—	11,627	23,254	—	—	—	625,649
	2/10/2014	(5)	—	5,815	11,630	—	—	—	311,393
	2/10/2014	(6)				5,814	—	—	312,851
Alan V. Mateo	2/10/2014	(4)	—	11,627	23,254	—	—	—	625,649
	2/10/2014	(5)	—	5,815	11,630	—	—	—	311,393
	2/10/2014	(6)				5,814	—	—	312,851

(1)	Each stock option, restricted stock award and performance-based restricted stock unit (PBRSU) was granted pursuant to our 2009 Long-Term Incentive Plan. The stock options granted to Mr. Capone vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. The restricted stock awards vest 25% on each anniversary of the grant date. The PBRSUs vest 1/3 on each anniversary of the grant date.
(2)	Represents the threshold, target and maximum number of shares that may be earned under the PBRSUs granted to the named executive officers in 2014.
(3)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with ASC 718, of each stock option, restricted stock award and PBRSU granted to the named executive officer in 2014.
(4)	The performance period for these PBRSUs, which contain performance conditions related to our 2014 revenue and minimum profitability, ended on December 31, 2014.
(5)	The performance period for these PBRSUs, which contain performance conditions related to our 2014 total shareholder return relative to that of the NASDAQ composite index, ended on December 31, 2014.
(6)	The restricted stock awards vest 25% on each anniversary of the grant date, subject to the executive’s continued employment.

Outstanding Equity Awards at December 31, 2014

The following table provides information regarding option awards granted to our named executive officers that were outstanding at December 31, 2014:

Name	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Tarek A. Sherif	8/13/2008	73,460	— (1)	$9.88	8/13/2018
	6/24/2009	107,566	— (2)	7.00	6/24/2019
	5/18/2010	75,058	— (2)	7.68	5/18/2020
	5/31/2011	62,978	7,322(2)	11.50	5/31/2021
	5/16/2012	46,613	25,561(2)	13.99	5/16/2022
Glen M. de Vries	8/13/2008	26,836	— (1)	9.88	8/13/2018
	6/24/2009	107,566	— (2)	7.00	6/24/2019
	5/18/2010	75,058	— (2)	7.68	5/18/2020
	5/31/2011	62,978	7,322(2)	11.50	5/31/2021
	5/16/2012	46,613	25,561(2)	13.99	5/16/2022
Cory A. Douglas	1/10/2008	2,000	—	6.04	11/13/2017
	5/31/2011	1,601	1,144(2)	11.50	5/31/2021
	10/01/2011	23,508	25,000(2)	8.22	10/01/2021
	5/16/2012	20,201	11,075(2)	13.99	5/16/2022
Michael L. Capone	10/1/2014	—	38,285(1)	44.01	10/1/2024
Steven I. Hirschfeld	5/18/2010	29,462	— (2)	7.68	5/18/2020
	5/31/2011	14,165	2,860(2)	11.50	5/31/2021
	5/16/2012	21,236	11,644(2)	13.99	5/16/2022
Alan V. Mateo	5/31/2011	403	2,013(2)	11.50	5/31/2021
	5/16/2012	—	7,099(2)	13.99	5/16/2022

(1)	The shares underlying these option grants vested 25% on the first anniversary of the grant date, and then 1/36 of the remainder per month after that date until the option became fully vested on the fourth anniversary of the grant date.
(2)	The shares underlying these option grants vest in 48 equal monthly installments commencing one month after the grant date.

The following table provides information regarding stock awards granted to our named executive officers that were outstanding at December 31, 2014:

Name	Stock Awards
	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tarek A. Sherif	5/31/2011	26,099	(1)	1,246,203	—		—
	5/16/2012	48,266	(1)	2,304,702	—		—
	2/14/2013	23,202	(1)	1,107,896	—		—
	2/14/2013	82,537	(2)	3,941,154	—		—
	2/14/2013	41,269	(3)	1,970,577	—		—
	2/14/2013	—		—	124,968	(4)	5,967,222
	2/10/2014	18,688	(1)	892,352	—		—
	2/10/2014	—		—	37,372	(5)	1,784,513
	2/10/2014	—		—	18,691	(6)	892,495

Name	Stock Awards
	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Glen M. de Vries	5/31/2011	26,099	(1)	1,246,203	—		—
	5/16/2012	48,266	(1)	2,304,702	—		—
	2/14/2013	23,202	(1)	1,107,896	—		—
	2/14/2013	82,537	(2)	3,941,154	—		—
	2/14/2013	41,269	(3)	1,970,577	—		—
	2/14/2013	—		—	124,968	(4)	5,967,222
	2/10/2014	18,688	(1)	892,352	—		—
	2/10/2014	—		—	37,372	(5)	1,784,513
	2/10/2014	—		—	18,691	(6)	892,495
Cory A. Douglas	5/31/2011	4,078	(1)	194,725	—		—
	5/16/2012	20,916	(1)	998,739	—		—
	2/14/2013	9,281	(1)	443,144	—		—
	2/14/2013	32,997	(2)	1,575,623	—		—
	2/14/2013	16,499	(3)	787,811	—		—
	2/14/2013	—		—	46,336	(4)	2,212,544
	2/10/2014	5,399	(1)	257,802	—		—
	2/10/2014	—		—	10,796	(5)	515,509
	2/10/2014	—		—	5,400	(6)	257,850
Michael L. Capone	10/01/2014	51,125	(1)	2,441,219	—		—
Steven I. Hirschfeld	5/31/2011	10,195	(1)	486,811	—		—
	5/16/2012	21,988	(1)	1,049,927	—		—
	2/14/2013	9,750	(1)	465,563	—		—
	2/14/2013	34,667	(2)	1,655,333	—		—
	2/14/2013	17,333	(3)	827,667	—		—
	2/14/2013	—		—	71,304	(4)	3,404,766
	2/10/2014	5,814	(1)	277,619	—		—
	2/10/2014	—		—	11,627	(5)	555,189
	2/10/2014	—		—	5,815	(6)	277,666
Alan V. Mateo	5/31/2011	7,177	(1)	342,702	—		—
	5/16/2012	13,408	(1)	640,232	—		—
	2/14/2013	43,878	(1)	2,095,175	—		—
	2/14/2013	—		—	41,685		1,990,459
	2/10/2014	5,814	(1)	277,619	—		—
	2/10/2014	—		—	11,627	(5)	555,189
	2/10/2014	—		—	5,815	(6)	277,666

(1)	The restricted stock awards vest 25% on each anniversary of the grant date, subject to the executive’s continued employment.
(2)	The performance period for these performance-based restricted stock units, which contain performance conditions related to our 2013 revenue, ended on December 31, 2013. Share numbers are therefore based upon actual units earned. The shares underlying these performance-based restricted stock units vest 1/3 on each anniversary of the grant date, subject to the executive’s continued employment.
(3)	The performance period for these performance-based restricted stock units, which contain performance conditions related to our 2013 total shareholder return relative to that of the NASDAQ composite index, ended on December 31, 2013. Share numbers are therefore based upon actual units earned. The shares underlying these performance-based restricted stock units vest 1/3 on each anniversary of the grant date, subject to the executive’s continued employment.

(4)	The performance period for these long-term performance-based restricted stock units, which contain performance conditions related to our compound annual revenue growth, ends on December 31, 2015. Share numbers are based upon threshold earnable number. Shares earned will vest in full on December 31, 2015.
(5)	The performance period for these PBRSUs, which contain performance conditions related to our 2014 revenue and minimum profitability, ended on December 31, 2014. In February 2015 the compensation committee determined that named executive officers received 0% of their target amounts.
(6)	The performance period for these PBRSUs, which contain performance conditions related to our 2014 total shareholder return relative to that of the NASDAQ composite index, ended on December 31, 2014. In February 2015, the compensation committee determined that named executive officers received 0% of their target amounts.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our named executive officers during 2014 and restricted stock awards that vested during 2014. The value realized for such options and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tarek A. Sherif	—	$—	151,960	$7,089,719
Glen M. de Vries	—	—	151,960	7,089,719
Cory A. Douglas	22,487	1,323,792	44,823	2,245,902
Michael L. Capone	—	—	—	—
Steven I. Hirschfeld	1,791	69,258	64,025	2,983,186
Alan V. Mateo	622,145	27,572	—	1,176,693

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2014. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	2,329,436	$18.57	2,352,668	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	2,329,436	$18.57	2,352,668	(1)

(1)	Includes 2,352,668 shares remaining for issuance pursuant to the Second Amended and Restated 2009 Long-Term Incentive Plan and 163,702 shares remaining for issuance under the Amended and Restated 2014 Employee Stock Purchase Plan.

Potential Payments upon Termination of Employment or a Change of Control

Change in Control Scenarios

We have entered into change in control agreements with our chief executive officer and our other named executive officers. These agreements provide benefits based on a “double trigger” approach and only arise if there is an involuntary termination of employment during the severance protection period, which begins on the date a definitive transaction agreement is signed and ends two years after the date of a change in control. Payments will be due in the event the named executive officer’s employment is involuntarily terminated by us without “cause” during the severance protection period or by the executive for “good reason” during the post-change in control protection period. These agreements provide that, upon a qualifying termination event, a named executive officer will be entitled to:

•

a pro rata payment of the annual incentive award the executive would have earned for the year of termination if the executive’s employment had continued through the end of the year, based on the portion of the year elapsed prior to the date of termination;

•	a lump sum severance payment equal to the sum of executive’s base salary and target bonus (or prior year’s bonus, if greater); and

•	continuing group health and life insurance coverage for 12 months.

The effect of a change in control on our equity-based awards will depend on whether the awards are subject to performance conditions or vest solely on the basis of continuing service. In general, if an equity-based award is subject only to a time-based vesting condition at the time of a change in control, the acquiring or surviving company may assume the award on an economically equivalent basis. The assumed award will be subject to substantially the same vesting and other terms and conditions as the original award, except that any previously unvested portion of the award will become fully vested if the acquiring or successor company terminates the executive’s employment without “cause” or the executive terminates his or her employment for “good reason” within 24 months after the change in control. If the award is not so assumed by the acquiring or successor company, then it will become fully vested in connection with the change in control transaction.

In the case of outstanding annual PBRSUs that have been earned and remain subject to time based vesting, the unvested portion of the award will be treated much like other awards that vest solely on the basis of continuing service (that is, the awards may be assumed subject to accelerated vesting upon involuntary termination of employment within 24 months after the change in control and, to the extent not assumed, will become fully vested as part of the change in control).

In the case of outstanding PBRSUs that have not yet been earned, if a change in control occurs during the performance period and the award is not assumed by the acquiring or successor company, some or all of the PBRSUs that otherwise could have been earned under the award will be deemed to have been earned and will be settled or paid out accordingly in connection with the change in control. The number of PBRSUs deemed to have been earned will be based in whole or in part upon actual performance for the portion of the applicable performance period ending prior to the change in control.

Each named executive officer would have been entitled to the following estimated payments and benefits if a “change in control” occurred on December 31, 2014, and the executive’s employment was then terminated by us without “cause”:

Executive	Cash(1) ($)		Welfare Benefits ($)	Stock Options(2) ($)	Restricted Stock(2) ($)	Restricted Stock Units(2) ($)	Total ($)
Tarek A. Sherif	1,000,000		28,472	1,570,163	8,505,517	16,827,566	27,931,718
Glen M. de Vries	1,000,000		17,697	1,570,163	8,505,517	16,827,566	27,920,943
Cory A. Douglas	544,000		28,472	1,777,207	3,076,055	6,239,374	11,665,108
Michael L. Capone	112,500	(3)	865	1,828,109	2,441,219	—	4,382,693
Steven I. Hirschfeld	650,000		28,472	692,566	3,521,324	9,601,440	14,493,802
Alan V. Mateo	610,000		28,472	78,310	349,912	1,990,459	3,057,153

(1)	The amount does not reflect a pro-rata bonus for 2014. This is because we are required to assume a termination date of December 31, 2014. On this date, each executive would have already earned a bonus for 2014 regardless of whether he terminated employment. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the amount of the 2014 bonus paid to each executive.
(2)	Equity valuations are based on the following assumptions: (i) a closing price of our stock on December 31, 2014 of $47.75; and (ii) the awards are not assumed in the corporate transaction, vest immediately prior to the change in control in accordance with the applicable award agreements and are cashed out.
(3)	Mr. Capone joined the company effective October 1, 2014. The amount reported represents his 2014 salary prorated for the period of October 1, 2014 to December 31, 2014.

Our executives are not entitled to an excise tax gross-up with respect to their change-in-control payments and benefits. The payments and benefits will be reduced, however, in order to avoid excise tax if such reduction would enable the executives to net more on an after-tax basis than they would in the absence of a reduction. In any event, the executives would be personally responsible for the payment of any excise tax liability associated with any change in control payments and benefits.

Non-Change in Control Scenarios

In general, our executive officers are not entitled to severance payments or benefits upon termination of employment outside the context of a change in control (discussed above). Certain equity awards do, however, provide special rules in the event of certain terminations of employment. These are summarized below. Except as noted below, all unvested awards will be forfeited by an executive upon termination of the executive’s employment.

Death or Disability

Our post-2012 restricted stock awards provide that unvested shares will become fully vested upon termination of an executive’s employment due to the executive’s death or disability. Our 2013 long-term PBRSU awards provide that, if an executive’s employment terminates due to death or disability before the end of the three-year performance period, then the executive (or the executive’s beneficiary) will be deemed to have earned a pro rata portion of the PBRSUs that would have been earned if the executive’s employment had continued through the end of the performance period, based on the portion of the performance period elapsed prior to the executive’s termination of employment. Our annual PBRSU awards for 2013 and 2014 provide that, if an executive’s employment is terminated due to death or disability during the applicable performance period, then the executive will be deemed to have earned a pro rata portion of the PBRSUs that would have been earned if the executive’s employment had not terminated (based upon the portion of the year elapsed at the time of the termination of employment), and all earned (or deemed earned) PBRSUs will become fully vested.

We would have provided each named executive officer or his beneficiary with the following estimated payments or benefits had he died or become disabled on December 31, 2014.

Executive	Life Insurance(1) ($)	Disability Payments(2) ($)	Restricted Stock(3) ($)	Restricted Stock Units(3) ($)	Total ($)
Tarek A. Sherif	600,000	103,500	8,505,517	11,218,377	20,427,394
Glen M. de Vries	50,000	103,500	8,505,517	11,218,377	19,877,394
Cory A. Douglas	600,000	103,500	3,076,055	4,159,583	7,939,138
Michael L. Capone	600,000	103,500	2,441,219	—	3,144,719
Steven I. Hirschfeld	600,000	103,500	3,521,324	6,400,960	10,625,784
Alan V. Mateo	600,000	103,500	349,912	1,990,459	3,043,871

(1)	Proceeds would be payable by a third-party insurer. Benefits provided upon death depend on the individual level of benefits chosen by the named executive officer during the annual benefits enrollment process. The named executive officers receive the same company-provided life insurance coverage as is generally offered to U.S.-based employees. The coverage is 200% of base salary for life insurance up to a maximum of $600,000. Each U.S.-based employee has the option of choosing a higher level of coverage at his or her own expense.
(2)	The named executive officers receive the same short-term and long-term disability coverage as is generally offered to U.S.-based employees. The coverage is (i) for short-term disability, 70% of base salary for 26 weeks up to a maximum of $1,500 per week after a one week waiting period, and (ii) for a subsequent period of long-term disability, 66.6% of base salary (up to a maximum monthly payment of $11,000) for, generally, the duration of an employee’s long-term disability. The payments above assume the annualized payout for the year immediately following disability.
(3)	Equity valuations are based on a closing price of our stock on December 31, 2014 of $47.75.

Termination without Cause

If we terminate an executive’s employment without “cause” during the last year of the three-year performance period for the 2013 long-term PBRSUs, and if our actual performance level for the performance period is at least equal to the target level, then, at the end of the performance period, the executive will be deemed to have earned a pro rata portion of the PBRSUs that would have earned if the executive’s employment had continued, determined on the basis of the portion of the performance period elapsed prior to the termination of the executive’s employment. Therefore, since 2014 was the second year of the three-year performance period for the 2013 long-term PBRSUs, no named executive officer would have been entitled to any payments or benefits from such award if his employment had been terminated without “cause” as of December 31, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings.

Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during 2014, the Reporting Persons timely filed all reports they were required to file under Section 16(a).

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2015 by:

•	each of our directors;

•	each of our named executive officers;

•	all our directors and executive officers as a group; and

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are, or within 60 days will become, exercisable, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Percentage of ownership is based on 55,182,000 shares of common stock outstanding on March 31, 2015.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 350 Hudson Street, 9th Floor, New York, New York 10014.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent
Named Executive Officers and Directors:
Tarek A. Sherif(3)	1,128,282	2.0%
Glen M. de Vries(4)	1,230,868	2.2%
Cory A. Douglas(5)	171,289	*
Michael L. Capone	75,822	*
Steven I. Hirschfeld(6)	126,727	*
Alan V. Mateo	68,055	*
Carlos Dominguez(7)	82,897	*
Neil M. Kurtz, M.D.(8)	107,479	*
George W. McCulloch(9)	74,321	*
Lee Shapiro(10)	35,988	*
Robert Taylor	55,790	*
All Executive Officers and Directors as a group (13 persons)(11)	3,279,547	5.8%

5% Stockholders:
Brown Capital Management, LLC(12)	5,276,180	9.6%
Sands Capital Management, LLC(13)	5,126,077	9.4%
BlackRock, Inc.(14)	4,676,542	8.6%
FMR LLC (15)	3,525,767	6.4%
The Vanguard Group, Inc.(16)	3,521,229	6.4%
T. Rowe Price Associates, Inc.(17)	2,935,149	5.4%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding common stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	For each of our executive officers and directors, the shares listed in this column include the following shares of restricted stock (which are subject to forfeiture and shall be automatically transferred back to the company upon termination or cessation of service if the vesting conditions have not been satisfied): 208,477 shares for each of Messrs. Sherif and de Vries; 64,011 shares for Mr. Douglas; 80,343 shares for Mr. Hirschfeld; 62,528 shares for Mr. Mateo; 134,004 shares for Mr. Capone; 0 shares for each of Messrs. Dominguez, Kurtz, McCulloch and Taylor; and 2,039 shares for Mr. Shapiro.
(3)	Includes 379,051 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 31, 2015.
(4)	Includes 332,427 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 31, 2015.
(5)	Includes 21,771 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 31, 2015.
(6)	Includes 68,191 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 31, 2015.
(7)	Includes 37,738 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 31, 2015.
(8)	Includes 1,520 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 31, 2015.
(9)	Includes 28,672 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 31, 2015.
(10)	Includes 9,594 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 31, 2015.
(11)	Includes an aggregate of 893,305 shares of common stock which may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 31, 2015.
(12)	This information is based solely on a Schedule 13G/A filed with the SEC on February 5, 2015 by Brown Capital Management, LLC, which reported sole voting power and sole dispositive power with respect to 3,069,722 and 5,276,180 shares of common stock, respectively. The address of the principal business office for the reporting persons is 1201 N. Calvert Street, Baltimore, MD 21202.
(13)	This information is based solely on a Schedule 13G filed with the SEC on February 12, 2015 by Sands Capital Management, LLC, which reported sole voting power and dispositive power with respect to 3,307,599 and 5,126,077 shares of common stock, respectively. The address of the principal business office for the reporting person is 1101 Wilson Blvd., Ste. 2300, Arlington, VA 22209.
(14)	This information is based solely on a Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc., which reported sole voting power and sole dispositive power with respect to 4,562,474 and 4,676,542 shares of common stock, respectively. The address of the principal business office for the reporting person is 40 East 52nd St., New York, NY 10022.
(15)	This information is based solely on a Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC, which reported sole voting power and sole dispositive power with respect to 56,750 and 3,525,767 shares of common stock, respectively. The address of the principal business office for the reporting person is 245 Summer Street, Boston, MA 02210.
(16)	This information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group, Inc., which reported sole voting power and sole dispositive power with respect to 71,896 and 3,453,223 shares of common stock, respectively, and shared dispositive power with respect to 67,996 shares of common stock. The address of the principal business office for the investment manager is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	This information is based solely on a Schedule 13G filed with the SEC on February 12, 2015 by T. Rowe Price Associates, which reported sole voting power and sole dispositive power with respect to 590,955 and 2,935,149 shares of common stock, respectively. The address of the principal business office for the reporting person is 100 E. Pratt Street, Baltimore, MD 21202.

RELATED PERSON TRANSACTIONS

Policy and Procedure for Approval of Related Person Transactions

We require that all related party transactions, which includes transactions with directors, officers and holders of five percent or more of our voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons, to be approved by our audit committee or another independent body of our board of directors. In approving or rejecting any such proposal, our audit committee (or other independent committee) is to consider the relevant facts and circumstances available and deemed relevant to the committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Transactions with Related Persons

Based on a review of the transactions and arrangements between the company and any related person or related person affiliate, we did not engage in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our principal independent registered public accounting firm for the year ended December 31, 2014. Deloitte & Touche LLP has been appointed by the audit committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2015. This appointment is being presented to the stockholders for ratification. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required

If a quorum is present at the Annual Meeting, the ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of at least a majority of the votes cast on the matter.

Board Recommendation

Your board of directors recommends a vote “FOR” such ratification. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, it is not anticipated that Deloitte & Touche LLP will be replaced in 2015. Such lack of approval will, however, be considered by the audit committee in selecting our independent registered public accounting firm for 2016.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the company by Deloitte & Touche LLP and its affiliates for the years ended December 31, 2014 and 2013.

	2014	2013
Audit Fees	$1,813,000	$968,000
Audit-Related Fees	21,000	143,000
Tax Fees	—	50,000
All Other Fees	—	—

Total	$1,834,000	$1,161,000

Audit Fees. Audit fees for both years consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees consists of aggregate fees billed for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under Audit Fees.

All Other Fees. All other fees consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of amounts paid for the use of an online accounting research tool.

Audit Committee Report

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the company specifically incorporates it by reference into such filing.

The audit committee operates under a written charter approved by the board of directors, that provides that its responsibilities include the oversight of the quality of the company’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of the company’s independent registered public accounting firm, Deloitte & Touche LLP, including reviewing its independence; reviewing and approving the planned scope of the company’s annual audit; reviewing and pre-approving any non-audit services that may be performed by Deloitte & Touche LLP; the oversight of the company’s internal audit function; reviewing with management and the company’s independent registered public accounting firm the adequacy of internal financial controls; and reviewing the company’s critical accounting policies and estimates and the application of accounting principles generally accepted in the United States.

The audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management is responsible for the company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Deloitte & Touche LLP is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s main responsibility is to monitor and oversee this process.

The audit committee reviewed and discussed our audited financial statements for the year ended December 31, 2014, with management. The audit committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee considered any fees paid to Deloitte & Touche LLP for the provision of non-audit-related services and does not believe that these fees compromise Deloitte & Touche LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that such audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

THE AUDIT COMMITTEE

Robert B. Taylor (Chairman)

Neil M. Kurtz, M.D.

George McCulloch

Lee Shapiro

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The audit committee shall pre-approve any additional audit services and permissible non-audit services.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2016 annual meeting of stockholders, the written proposal must be received by the Corporate Secretary at the address below. The Corporate Secretary must receive the proposal no later than December 18, 2015. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Medidata Solutions, Inc.

350 Hudson Street, 9th Floor

New York, New York 10014.

For a stockholder proposal that is not intended to be included in the proxy statement for the 2016 annual meeting of stockholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than January 27, 2016 and not later than February 26, 2016. However, if our 2016 annual meeting of stockholders is held more than 30 days before or more than 60 days after May 27, 2016, then the Secretary must receive this notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we make a public announcement of the date of the meeting. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; the text of the proposal or matter; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information and documentation as required in our bylaws which, in general, require that the notice of a director nomination include the information about the nominee that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws; the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; a description of any transaction or arrangement during the last three years between the stockholder making the nomination and the nominee in which the nominee had a direct or indirect material interest; and a completed and signed questionnaire, representation and agreement. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

Transaction of Other Business

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, are available without charge to stockholders upon request to Investor Relations, at the principal executive offices of Medidata Solutions, Inc., 350 Hudson Street, 9th Floor, New York, New York 10014.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy proxy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy mailing to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. Medidata and certain intermediaries are householding proxy materials for stockholders of record in connection with the Annual Meeting. This means that:

•	Only one proxy mailing will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;

•

You can contact Medidata by calling 212-918-1800 or by writing to Investor Relations, Medidata Solutions, Inc., 350 Hudson Street, 9th Floor, New York, New York 10014 to request a separate set of the proxy materials and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•

You can request delivery of a single set of the proxy materials from your bank or broker if you share the same address as another Medidata stockholder and your bank or broker has determined to household proxy materials.

MEDIDATA SOLUTIONS, INC. 350 HUDSON STREET, 9TH FLOOR NEW YORK, NY 10014

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/medidata2015

You may attend the Meeting on May 27, 2015 at 10:00 A.M. EDT via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72536-P50662                                 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MEDIDATA SOLUTIONS, INC. The Board of Directors recommends you vote FOR the following:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors
Nominees:
01) Tarek A. Sherif 05) George W. McCulloch
02) Glen M. de Vries 06) Lee A. Shapiro
03) Carlos Dominguez 07) Robert B. Taylor
04) Neil M. Kurtz

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	To approve, on an advisory basis, executive compensation (the “say on pay vote”).					☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015.					☐	☐	☐
NOTE: In their discretion, proxies are authorized to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M72537-P50662

MEDIDATA SOLUTIONS, INC.

Annual Meeting of Stockholders

May 27, 2015 10:00 A.M. EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tarek Sherif and Cory Douglas, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Medidata Solutions, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of Medidata Solutions, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/medidata2015 on Wednesday, May 27, 2015 at 10:00 A.M. EDT and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side